Exhibit 10.3

ASSET PURCHASE AGREEMENT
by and among
GRANITE ACQUISITION CORP.
(a Delaware corporation),
and
LION RIBBON COMPANY, INC.
(a Delaware corporation),
and
HAMPSHIRE PAPER CORP.
(a New Hampshire corporation),
and
the SHAREHOLDERS of HAMPSHIRE PAPER CORP.

i

(continued)

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ASSET PURCHASE AGREEMENT

INTRODUCTION
This ASSET PURCHASE AGREEMENT, dated as of August 1, 2008, is made and entered into by and among Granite Acquisition Corp., a Delaware corporation (“Buyer”), Lion Ribbon Company, Inc., a Delaware corporation, which owns all of the outstanding stock of Buyer (“Parent”), Hampshire Paper Corp., a New Hampshire corporation (“Seller”), and each of the Persons (as defined herein) listed on Exhibit A hereto (each, a “Shareholder” and, collectively, the “Shareholders;” and together with Seller, each, a “Seller Party” and, collectively, the “Seller Parties”). Buyer, Seller and the Shareholders are each referred to herein as a “Party” and, collectively, as the “Parties.”
BACKGROUND
Seller owns and operates the Business (defined below). This Agreement sets forth the terms and conditions upon which Buyer is purchasing the Purchased Assets (defined below) and assuming the Assumed Liabilities (defined below) from Seller, and Seller is selling the Purchased Assets and transferring the Assumed Liabilities to Buyer.
NOW, THEREFORE, in consideration of the respective covenants, representations and warranties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1. Definitions.
For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below.
“Accounts Receivable” means, as of any specified date, any trade accounts receivable, notes receivable, bid or performance deposits and other miscellaneous receivables of the Business.
“Action” is defined in Section 10.5.
“Affiliates” means, with respect to a particular party, Persons controlling, controlled by or under common control with that party, as well as any officers, directors and majority-owned entities of that party and of its other Affiliates. For the purposes of the foregoing, ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control.
“Agreement” means this Asset Purchase Agreement, including all schedules, and exhibits hereto.
“Allocation” is defined in Section 2.6.
“Arbitration” is defined in Section 13.5(c).
“Assets” means all of Seller’s assets, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected on the Current Balance Sheet.
“Assignee” is defined in Section 13.2.
“Assumed Liabilities” is defined in Section 2.4(a).
“Auditor” means Ernst & Young LLP.

“Base Purchase Price” is $10,250,000.
“Bill of Sale, Assignment and Assumption Agreement” means a bill of sale, assignment and assumption agreement by and between Seller and Buyer in substantially the same form as Exhibit B.
“Business” means the business, operations and facilities of Seller relating to the design, marketing, distribution and sale of paper, foil and foil decorative packaging to the wholesale floral and retail packaging industries, and such other items that are designed, marketed, distributed or sold by the Seller as of the date hereof, including the goodwill appurtenant to such business and assets.
“Business Day” means any calendar day which is not a Saturday, Sunday or public holiday under the laws of the State of New Hampshire.
“Buyer Officer’s Certificate” is defined in Section 9.1.
“Buyer’s Legal Opinion” is defined in Section 9.3.
“Cap” is defined in Section 10.3(c).
“CERCLA” is defined in Section 4.25.
“Charter Documents” means an entity’s certificate or articles of incorporation or formation, certificate defining the rights and preferences of securities, articles of organization, bylaws, general or limited partnership agreement, operating agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.
“Claim Notice” is defined in Section 10.3(a).
“Claim Response” is defined in Section 10.3(a).
“Closing” is defined in Section 3.1.
“Closing Balance Sheet” is defined in Section 2.5(a).
“Closing Consents” is defined in Section 8.3.
“Closing Date” is defined in Section 3.1.
“Closing Financial Data” is defined in Section 2.5(b).
“Closing Payment” is defined in Section 2.2(a).
“Code” means the US Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.
“Confidential Information” means any confidential or proprietary information of Seller that is used or held for use in the Business, including personnel information, know-how, data, databases, software, source code, advertising and marketing plans or systems, distribution and sales methods or systems, pricing lists and pricing formulae, customer and client lists, customer, client, dealer, distributor, wholesaler and supplier information (including principal contacts, addresses and telephone numbers, purchasing history, equipment demographics, payment information and any other information), financial information (including the sales, cost and profit figures associated with the Business and its products and services) and any relationships with dealers, distributors, wholesalers, customers, clients, suppliers and any other Persons who have, or have had, business dealings with the Business.

“Confidentiality Agreement” is defined in Section 4.14(a)(ii).
“Consumer Acts” is defined in Section 4.36.
“Contingent Claim” is defined in Section 10.9.
“Contract” means any written or oral contract, agreement, purchase order, lease, license, plan, instrument or other document, commitment, arrangement, undertaking, practice or authorization that is or may be binding on any Person or its property under applicable Law.
“Copyrights” means any copyrights and registrations and applications therefore, including all renewals and extensions thereof and rights corresponding thereto in both published and unpublished works throughout the world, owned, used, held for use or licensed by Seller in connection with the conduct of the Business.
“Court Order” means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any Person or its property under applicable Law.
“Current Balance Sheet” is defined in Section 4.6(a)(ii).
“Current Balance Sheet Date” is defined in Section 4.6(a)(iii).
“Damages” is defined in Section 10.1(a).
“Default” means (i) a breach, default or violation, (ii) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (iii) with respect to any Contract, the occurrence of an event that, under the terms of the applicable Contract, would give rise to a right of termination, renegotiation or acceleration; provided, however, if a Party has a right to cure the breach, default or violations and does in fact cure within the applicable grace periods, then that breach, default or violation, or triggering occurrence, shall not constitute a Default.
“Dispute” is defined in Section 13.5(a).
“Effective Date” is defined in Section 3.1.
“Employee Payments” is defined in Section 6.13.
“Employment Agreement” is defined in Section 8.9.
“Encumbrances” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“Environmental Claims” is defined in Section 4.25(i).
“Environmental Laws” is defined in Section 4.25(ii).

“Environmental Permit” is defined in Section 4.25(iii).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.
“ERISA Affiliate” means any person, that together with Seller, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
“Escrow Agent” means LaSalle Bank National Association.
“Escrow Agreement” means the escrow agreement by and among Seller, the Shareholders, Buyer and the Escrow Agent in substantially the same form as Exhibit C.
“Escrow Funds” is defined in Section 2.2(b)(ii).
“Escrow Payment” is defined in Section 2.2(a).
“Escrow Rate” means the average rate of investment return during the applicable period on the investment of the Escrow Funds by the Escrow Agent under the Escrow Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Excluded Assets” is defined in Section 2.1(b).
“Expiration Date” is defined in Section 10.4.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body or other entity and any court, arbitrator or other tribunal).
“Governmental Permits” means any permits, licenses, franchises, registrations, certificates, variances, exemptions, consents, approvals, privileges or other authorizations of any nature whatsoever, granted, approved or allowed by any Governmental Body.
“Guaranty” is defined in Section 2.8.
“Hazardous Material” is defined in Section 4.25(iv).
“Indemnified Buyer Party” is defined in Section 10.1.
“Indemnified Party” is defined in Section 10.3(a).
“Indemnified Seller Party” is defined in Section 10.2.
“Indemnitor” is defined in Section 10.3(a).

“Information Technology” means all communications systems and computer systems used or held for use in the conduct of the Business by Seller including all hardware, software, URLs, websites and domain names.
“Intellectual Property” means all intellectual property used or held for use in the conduct of the Business by Seller, including without limitation all Copyrights, Patents, Trademarks, technology rights and licenses, franchises, inventions (whether or not patentable) and other similar property, including without limitation: (A) all registered and unregistered trademarks (including without limitation, the right to use the names “Hampshire Paper”, “Mark Degradable Film Planet Safe”, Mark Bio-degradable Film Planet Safe”, “Mark Oxo-Biodegradable Film Planet Safe”, “Mark Oxo-Degradable Film Planet Safe”, “Kwik Cover”, “Guardsman”, and “Krystalphone”), service marks, trade names, trade dress, logos, designs, domain names, URLs or other marks, including the goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (B) copyrights, including all registrations, renewals and application in connection therewith, copyrightable works, databases, websites, domain names, and advertisements; (C) software, including object code and source code, and related manuals used by the Business; (D) inventions (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications and patent disclosures (and all rights related thereto, including all reissues, divisions, continuations, continuations-in-part, substitutions, extensions, or renewals of any of the foregoing); and (E) formulae, trade secrets, know how, designs, production methods and techniques, samples, catalogs, hard and soft copy design library, and other proprietary information including, without limitation, all processes used in the Business.
“Inventory” means all inventory of Seller, including, without limitation, raw materials, work-in-process, finished goods, products under research and development, office and other supplies, parts, packaging materials and other accessories related thereto, wherever located, which are used or held for use by Seller in the conduct of the Business, together with all rights of Sellers against suppliers of such inventory.
“Law” means any statute, law, ordinance, regulation, order or rule of any federal, state, local or, foreign governmental or regulatory body or authority, including those covering environmental, energy, safety, health, information technology, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.
“Legal Proceeding” means any action, arbitration, suit, audit, hearing, investigation, litigation or proceeding (public or private) by or before, or otherwise involving a Governmental Body or an arbitrator.
“Liability” means any direct or indirect liability, indebtedness, obligation, expense, debt, claim, loss, damage, deficiency, guaranty or endorsement of any nature, of or by any Person, whether absolute or contingent, known or unknown, secured or unsecured, recourse or non-recourse, filed or unfiled, accrued or unaccrued, due or to become due, or liquidated or unliquidated.
“Liquidated Claim Notice” is defined in Section 10.3(a).
“Litigation” means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.
“Manufacturing Lease” is defined in Section 8.8.
“Manufacturing Property” means the approximately 54,000 square foot manufacturing facility currently used by the Seller and located at 1 Hampshire Drive, Milford, New Hampshire.

“Material Adverse Effect” means a material adverse effect on the Business (measured on any of a quarterly, annual or long-term basis), including any of the Assets, financial condition, results of operations, prospects, liquidity, products, competitive position, customers or customer relations thereof.
“Mediation” is defined in Section 13.5(b).
“Non-Assignable Contract” is defined in Section 2.6.
“Non-Competition Period” is defined in Section 7.1(a).
“Non-Real Estate Leases” is defined in Section 4.21.
“Objection Notice” is defined in Section 2.5(b).
“Off-the-Shelf Software” is defined in Section 4.14(a)(i).
“Ordinary course” or “ordinary course of business” means the ordinary course of business that is consistent with past practices.
“Party” and “Parties” is each defined above in the Introduction.
“Patents” means any patents together with any extensions, reexaminations and reissues of such patents, patents of addition, patent applications, divisions, continuations, continuations-in-part, and any subsequent filings in any country or jurisdiction claiming priority therefrom, owned, used, held for use or licensed by Seller in connection with the conduct of the Business.
“PBGC” is defined in Section 4.22(e).
“Person” means any natural person, corporation, partnership, proprietorship, association, joint venture, trust or other legal entity.
“Plans” is defined in Section 4.22(a).
“Prime Rate” means the prime lending rate as reported in The Wall Street Journal from time to time as the base rate on corporate loans.
“Purchased Assets” is defined in Section 2.1(a).
“Purchase Price” means is defined in Section 2.2(a).
“Qualified Plan” is defined in Section 4.22(c).
“Real Estate Leases” is defined in Section 4.13.
“Real Property” means all rights and interests in or to real property (including any real estate, land, building, condominium, town house or other real property of any nature), including all shares or stock or other ownership interests in cooperative or condominium associations, fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, privileges, hereditaments, appurtenances thereto, rights to access and rights of way, easement or prescriptive right and all Structures, owned by Seller or used in the operation of the Business, together with any additions thereto or replacements thereof.

“Response Period” is defined in Section 10.3(a).
“Restricted Party” is defined in Section 7.1(a).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Seller Contracts” is defined in Section 4.15(c).
“Seller Financial Statements” is defined in Section 4.6(a)(ii).
“Seller’s Legal Opinion” is defined in Section 8.6.
“Seller Officer’s Certificate” is defined in Section 8.1.
“Seller Party” and “Seller Parties” is each defined in the Introduction.
“Seller Required Consents” is defined in Section 4.4.
“Structures” all buildings, structures, fixtures, facilities and improvements to any Real Property.
“Tangible Real Assets” all Structures and all structural, mechanical and other physical systems thereof that constitute part of the Real Property, including the walls, roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, communications, mechanical, water, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein and other material items at the Real Property.
“Taxes” shall mean all taxes, duties, charges, fees, levies or other assessment imposed by any taxing authority, including income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).
“Tax Returns” means any and all returns, reports, claims for refund, information returns, or other statements (including elections, declarations, disclosures, schedules, estimates, and attachments), including estimates or amendments thereof, required to be filed by a Party with respect to any Taxes.
“Termination Date” is defined in Section 11.1(b).
“Third Party Payments” is defined in Section 6.14.
“Threshold Amount” is defined in Section 10.3(c).
“Trademarks” means any registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks, brand names, certification marks, trade names, logos, trade dress, and all goodwill associated with the foregoing throughout the world and registrations in any jurisdictions of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, owned, used, held for use or licensed by Seller in connection with the conduct of the Business.
“Transaction Documents” means this Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Escrow Agreement, the Manufacturing Lease, the Warehouse Lease, the Employment Agreement, all schedules and exhibits, and any other certificate, instrument, agreement or document required to be delivered pursuant to the terms hereof and thereof.

“Transactions” means the purchase and sale of the Purchased Assets and the transfer and assumption of the Assumed Liabilities at the Closing and the other transactions contemplated by the Transaction Documents.
“Transferred Employees” is defined in Section 6.5.
“Unassumed Liability” is defined in Section 2.4(b).
“Unliquidated Claim” is defined in Section 10.3(a).
“US” means the United States of America.
“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.
“Warehouse Lease” is defined in Section 8.8.
“Warehouse Property” means the approximately 58,000 square foot office facility current used by the Seller and located at 24 Powers Street, Milford, New Hampshire.
“Year-End Financials” is defined in Section 4.6(a)(i).
2. Sale and Purchase.
2.1 Agreement to Sell and Purchase.
(a) At the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all right, title and interest in and to all of the Assets, properties, and rights of every kind, and description, real, personal and mixed, tangible and intangible, wherever situated, on the Closing Date other than the Excluded Assets (the “Purchased Assets”), free and clear of all Encumbrances, including the following:
(i) all Accounts Receivable;
(ii) all Inventory;
(iii) all Tangible Real Assets located on or related to the Manufacturing Property or to the Warehouse Property;
(iv) all fixed assets, furniture, fixtures, automobiles, leasehold improvements, tooling, machinery and equipment;
(v) all records with respect to suppliers, employees and other aspects of the Business;
(vi) all Confidential Information;
(vii) all telephone numbers and facsimile numbers currently used in the Business;
(viii) all manufacturing, warehouse and office supplies;

(ix) all rights under the Non-Real Estate Leases, and any deposits or other rights pertaining thereto;
(x) all rights under any Governmental Permits that have been issued or applied for;
(xi) all rights related to any prepaid expenses;
(xii) all the Assets of Seller, whether or not otherwise described in this subsection (a), as set forth on the Current Balance Sheet, and those Assets of Seller whose ownership by Seller is implied by the assumptions made in the preparation of the Current Balance Sheet and are set forth on Schedule 2.1(a)(xii);
(xiii) all rights under any insurance Contracts that are assignable or transferable under the terms of such Contracts;
(xiv) all Intellectual Property used or otherwise exploited by or in connection with the Business;
(xv) all rights under any Contracts listed on Schedule 2.1(a)(xv) that are assignable or transferable under the terms of such Contracts, except to the extent specified in Section 2.4; and
(xvi) all petty cash provided to the Seller’s truck drivers as cash advances.
(b) Notwithstanding the foregoing, the Purchased Assets shall not include any of the following (the “Excluded Assets”):
(i) all cash and cash equivalents, other than petty cash specified in Section 2.1(a)(xvi);
(ii) the corporate seals, Charter Documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;
(iii) all rights and obligations under the existing automobile lease for the Seller-provided vehicle used as of the date of this Agreement by Michael Stepanek
(iv) all rights and obligations under the existing real estate leases for the Manufacturing Property and for the Warehouse Property;
(v) all rights to the cash surrender value of any life insurance policies in existence as of the date of this Agreement insuring the lives of the Shareholders;
(vi) all rights to any income tax refund with respect to the Business for taxable periods ending on or before the Closing Date; and
(vii) the rights that accrue or will accrue to Seller under the Transaction Documents.

2.2 Purchase Price.
(a) In consideration of the grant, sale, conveyance, assignment, transfer and delivery of the Purchased Assets to Buyer and the assumption by Buyer of the Assumed Liabilities, Buyer shall pay a total amount (the “Purchase Price”) equal to: (i) $8,450,000 (the “Closing Payment”), plus (ii) $1,800,000 (the “Escrow Payment”). The Purchase Price shall be subject to adjustment as set forth in Section 2.5 hereof.
(b) Buyer shall pay the Purchase Price as set forth below:
(i) at the Closing, Buyer shall pay to Seller the Closing Payment by a wire transfer of immediately available funds, in accordance with written instructions provided by Seller to Buyer prior to the Closing Date;
(ii) at the Closing, Buyer shall pay the Escrow Payment to the Escrow Agent in accordance with the Escrow Agreement. Such cash delivered to the Escrow Agent, together with any investment proceeds thereon and any distributions with respect thereto as provided in the Escrow Agreement, are referred to collectively herein as the “Escrow Funds;” and
(iii) after the Closing, any adjustment to the Purchase Price, if any, in accordance with Section 2.5.
2.3 Escrow Account. At the Closing, Buyer and Seller shall enter into the Escrow Agreement with the Escrow Agent under which the Escrow Agent shall hold the Escrow Funds for possible claims against the Seller Parties under Section 2.5 and Section 10.
2.4 Assumption of Liabilities.
(a) At the Closing, Buyer shall assume and agree to pay, discharge or perform, as appropriate, when due only the Liabilities of Seller specifically identified below in this subsection (a) (the “Assumed Liabilities”):
(i) any post-Closing executory obligations under the Contracts, but only to the extent that any such obligation relates to an event that occurs after the Closing Date;
(ii) all Liabilities of Seller arising in the ordinary course of business after the Closing Date related solely to the operation of the Purchased Assets, and with respect to such Liabilities arising under or related to any Laws, including Environmental Laws, only to the extent such Liabilities arise from or are related to any event that occurs after the Closing Date; and
(iii) the Seller’s obligations to pay to each Transferred Employee after the Closing Date any sick pay and any vacation pay attributable to such Transferred Employee which as of the Closing Date is accrued, earned and unpaid and relates to the period commencing January 1, 2008 and ending on the Closing Date.

(b) Notwithstanding subsection (a) above or any other provision of this Agreement, Buyer is not assuming under this Agreement or any other Transaction Document any Liability that is not specifically identified as an Assumed Liability under subsection (a) above, regardless of when made or asserted, including any of the following (each, an “Unassumed Liability”): (i) undisclosed Liabilities; (ii) any product or service liability or similar claim for injury to any Person or property, regardless of when made or asserted, that arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or that is imposed or asserted to be imposed by operation of law in connection with any service performed or product sold or leased by or on behalf of Seller on or prior to the Closing, whether or not billed as of the Closing Date; (iii) any Federal, state or local income or other Tax payable with respect to the Business, the Purchased Assets, or other properties or operations of Seller or any Person that was an affiliate of Seller for a period prior to the Closing Date; (iv) any Liabilities under or in connection with any Excluded Assets; (v) any Liabilities arising prior to the Closing Date or as a result of the Closing relating to Seller’s employment of Persons, including any Liabilities with respect to any employee wages, salaries, benefits or withholding taxes, workers compensation claim or any other Liability of Seller to its respective employees relating in any way to their employment by Seller (other than Liabilities accrued in respect thereof on the Closing Balance Sheet); (vi) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the Transactions, including any Liability to any broker or finder retained by or on behalf of Seller in connection with the Transactions; (vii) any Environmental Liability; (viii) Liabilities arising from or related to governmental fines or penalties arising out of or based upon or incurred during the period prior to the Closing Date; (ix) any Liabilities for money borrowed, whether direct or contingent; (x) any Liability of Seller owing to any Person holding an equity interest in Seller, (xi) any proceeding commenced by any Person claiming that such Person is or was at any time the holder of any equity interest in Seller, and (xii) any Liabilities arising prior to the Closing Date or as a result of the Closing relating to the infringement, misappropriation, dilution or other violation of the confidential information, proprietary information or intellectual property of any Person.
2.5 Post-Closing Purchase Price Adjustment. The Purchase Price shall be subject to adjustment, if any, as follows.
(a) Draft Estimated Closing Balance Sheet. As soon as practicable following (but not more than ninety (90) days after) the Closing Date, Buyer shall prepare and deliver to Seller a consolidated statement of the Purchased Assets and Assumed Liabilities as of the Closing (the “Estimated Closing Balance Sheet”). The Estimated Closing Balance Sheet shall be prepared in accordance with GAAP. The Estimated Closing Balance Sheet shall not make any retroactive adjustments inconsistent with the Seller Financial Statements that would reduce the NAV as of the Closing Date. All expenses incurred in connection with the preparation of the Estimated Closing Balance Sheet shall be the responsibility of Buyer.
(b) Review of Estimated Closing Balance Sheet. The Estimated Closing Balance Sheet shall become final and binding upon the Parties unless, within sixty (60) days following its submittal to Seller (the “Review Period”), Seller notifies Buyer of its objection thereto, which objection may only be that the Estimated Closing Balance Sheet was not prepared in accordance with Section 2.5(a) (except for clear error or mistake, or willful misrepresentation). If Seller so notifies Buyer of its objection to the Estimated Closing Balance Sheet, Seller and Buyer shall negotiate in good faith to resolve any differences. If within thirty (30) days following receipt of such notice by Buyer any such differences have not been resolved, they shall be resolved by the Auditor, using the methods and criteria and such procedures as that firm may determine in its sole discretion, and the Auditor’s opinion thereon and the resulting balance sheet shall be final, binding and not subject to any appeal (except for clear error or mistake, disregard of Section 2.5(a), or willful misrepresentation, in which event the Dispute would be resolved pursuant to Section 13.5). The fees and expenses of the Auditor shall be paid one-half by Seller and one-half by Buyer. If Seller does not notify Buyer of any objections during the Review Period, the Estimated Closing Balance Sheet shall become final and binding. The final and binding balance sheet, as determined in accordance with this Section 2.5(b), is hereinafter referred to as the “Closing Balance Sheet.”

(c) Closing Payment Adjustment. Within five (5) days after the final determination of the Closing Balance Sheet, (i) if the Net Asset Value is less than $6,250,000, then, in accordance with Section 7 of the Escrow Agreement, Seller and Buyer shall provide joint written directions to the Escrow Agent for the release to Buyer from the Escrow Funds (as such term is defined in the Escrow Agreement) as a reduction in the Purchase Price the amount of such deficiency (subject to adjustment as set forth in the last sentence of this Section 2.5(c)), plus interest on such deficient amount at the Escrow Rate from the Closing Date until the date paid; provided, however, that if the amount of the Escrow Funds is insufficient to pay the amount of such deficiency, any excess deficient amount shall be paid by the Seller Parties, or (ii) if the Net Asset Value is greater than $6,300,000, then Buyer shall pay Seller in cash as an increase in the Purchase Price the amount of such excess, plus interest on such excess amount at the Escrow Rate from the Closing Date until the date paid. For purposes of this Section 2.5(c), “Net Asset Value” means the sum of (i) the aggregate book value of all of the Purchased Assets set forth on the Closing Balance Sheet as reflected on Seller’s books and records minus (ii) the aggregate book value of current Assumed Liabilities set forth on the Closing Balance Sheet as reflected on Seller’s books and records; as determined in a manner consistent with GAAP. For purposes of clause (i) of this Section 2.5(c), if the Net Asset Value is less than $6,250,000 and the value of “Inventory -WIP”, as set forth on the Closing Balance Sheet, is less than $433,000, then the amount to be paid by the Seller Parties pursuant to this Section 2.5(c) shall be reduced by the lesser of (x) $50,000 or (y) the difference between $433,000 and the value of “Inventory — WIP” as set forth on the Closing Balance Sheet.
(d) Nothing in this Section 2.5 shall preclude any party from exercising, or shall adversely affect or otherwise limit in any respect the exercise of, any right or remedy available to it hereunder or otherwise for any misrepresentation or breach of warranty hereunder, but neither Buyer nor Seller shall have any right to dispute the Closing Balance Sheet or any portion thereof (except as provided in Section 2.5(b)) once it has been finally determined in accordance with this Section 2.5.
2.6 Allocation of Purchase Price. Within thirty (30) days after the final determination of the Closing Balance Sheet, as provided in Section 2.5 herein, the Buyer shall deliver to the Seller the Buyer’s proposal for allocation of the Purchase Price among the Purchased Assets for all purposes (including financial, accounting and tax purposes) in a manner consistent with Section 1060 of the Code (the “Allocation”). In the event that the Seller does not object to the Allocation within thirty (30) days of the Seller’s receipt of the Allocation, then the Seller Parties shall be deemed to have agreed to the Allocation. Buyer and Seller will endeavor in good faith to resolve any differences with respect to the preparation of the Allocation. If differences arise with respect to such preparation, and Buyer and Seller have acted in good faith to resolve such differences, then any remaining disputed matters will be finally and conclusively determined by the Auditor. The Auditor will determine (based solely on presentations by Buyer and Seller and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of Purchase Price (together with the Assumed Liabilities), which report shall be conclusive and binding upon the Parties, except that any Party may object if the Auditor’s determination disregards the restrictions imposed by this Section 2.6 (in which event the Dispute would be resolved pursuant to Section 13.5). Each Party shall fully comply with the reporting requirements of Section 1060 of the Code relating to allocation rules for certain asset acquisitions. Buyer and Seller shall not, subject to the requirements of any applicable Tax Law or election, file any Tax Returns and reports or take any positions before any Governmental Body inconsistent with the Allocation. Buyer and Seller shall cooperate in the preparation and filing of IRS Form 8594 (as amended) and any required exhibits thereto with the IRS (and any comparable forms with the appropriate authorities) in a manner consistent with the Allocation, which the Parties shall each file with the IRS on a timely basis.

2.7 Consent of Third Parties. Nothing in this Agreement shall be construed as an attempt by Seller to assign to Buyer pursuant to this Agreement any Contract, permit, franchise, claim or Asset included in the Purchased Assets that is by its terms or by law nonassignable without the consent of any other party or parties, unless such consent or approval shall have been given, or as to which all the remedies for the enforcement thereof available to Seller would not by law pass to Buyer as an incident of the assignments provided for by this Agreement (a “Non-Assignable Contract”). To the extent that any Seller Required Consent in respect of, or a novation of, a Non-Assignable Contract shall not have been obtained on or before the Closing Date, Seller shall continue to use its reasonable best efforts to obtain any such Seller Required Consent or novation after the Closing Date until such time as it shall have been obtained, and Seller shall cooperate with Buyer in any economically feasible arrangement to provide that Buyer shall receive the interest of Seller in the benefits under such Non-Assignable Contract, including performance by Seller as agent if economically feasible; provided that Buyer shall undertake to pay or satisfy the corresponding Liabilities under the terms of such Non-Assignable Contract to the extent that Buyer would have been responsible therefor if such consent or approval had been obtained. Seller shall pay and discharge, and shall indemnify and hold harmless Buyer and its Affiliates from and against, any and all out-of-pocket costs of seeking to obtain or obtaining any such Seller Required Consent whether before or after the Closing Date. Nothing contained in this Section 2.7 or elsewhere in this Agreement shall be deemed a waiver by Buyer of its right to have received on the Closing Date an effective assignment of all of the Purchased Assets or of the covenant of Seller to obtain all of the Seller Required Consents, nor shall this Section 2.7 or any other provision of this Agreement be deemed to constitute an agreement to exclude from the Purchased Assets any Contracts as to which a Seller Required Consent may be necessary.
2.8 Guaranty. Upon the execution of this Agreement, Parent has executed and delivered to the Seller a guaranty, substantially in the form of Exhibit 2.8 (the “Guaranty”).
3. Closing.
3.1 Location; Date; Deliveries. The closing for the Transactions (the “Closing”) shall be held at the offices of CSS Industries, Inc. in Philadelphia, Pennsylvania, on August 4, 2008 or at such other date and place as may be mutually agreed by the Parties (the “Closing Date”). The Transactions shall become binding and effective upon the later to occur of receipt of wire transferred funds by (i) Seller, of the Closing Payment, and (ii) Escrow Agent, of the Escrow Payment (the “Effective Date”). The effective time of the Closing shall be at 12:01am (Philadelphia time) on the Closing Date, or at such other time as may be mutually agreed by the Parties. At the Closing and as a condition to Closing:
(a) The Seller Parties shall deliver, or caused to be delivered, to Buyer:
(i) duly executed counterparts to the Transaction Documents;
(ii) all of the Closing Consents and the Seller Required Consents, or in lieu thereof waivers, obtained prior to the Closing. Such Closing Consents and Seller Required Consents (or in lieu thereof, waivers) shall (A) be in form and substance reasonably satisfactory to Buyer, (B) not be subject to the satisfaction of any condition that has not been satisfied or waived, and (C) be in full force and effect;
(iii) the Seller Officer’s Certificate;
(iv) the Seller’s Legal Opinion;
(v) executed releases of any Encumbrance identified on Schedule 4.11 in forms satisfactory to Buyer in its sole discretion;

(vi) duly executed assignment documents (reasonably satisfactory to Buyer) assigning to Buyer all right, title and interest in and to the Confidential Information; and
(vii) such other instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Buyer all of Seller’s right, title and interest in and to the Purchased Assets, and such other documents, instruments, certificates and agreements as may be reasonably required by the Buyer to consummate and give effect to the Transactions. Simultaneously with such deliveries, all such steps will be taken by Seller as may be required to put Buyer in actual possession and operating control of the Purchased Assets.
(b) Buyer shall deliver to the Seller Parties:
(i) duly executed counterparts to the Transaction Documents to which the Buyer is a party;
(ii) the Buyer Officer’s Certificate;
(iii) the Buyer’s Legal Opinion; and
(iv) such other documents, instruments, certificates and agreements as may be reasonably required by the Seller Parties to consummate and give effect to the Transactions.
(c) Buyer shall deliver the Closing Payment to Seller and the Escrow Payment to the Escrow Agent in accordance with Section 2.2(b).
4. Representations and Warranties of Seller. The Seller Parties, jointly and severally, hereby represent and warrant to Buyer as follows:
4.1 Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was incorporated and, except as specified in Schedule 4.1, is duly qualified or licensed to do business as a foreign corporation in each jurisdiction where the Business or the ownership of the Purchased Assets would require it to be so qualified or licensed. The Charter Documents and bylaws of Seller that have been delivered to Buyer as of the date hereof are effective under applicable Laws and are current, correct and complete.
4.2 Ownership. The Shareholders are the record and beneficial owners of all of the issued and outstanding capital stock of Seller. Except for shares of the capital stock of Seller owned by the Shareholders, (i) there are no other issued or outstanding securities of Seller, (ii) there are no subscriptions, options, “phantom” stock rights, warrants or other rights of any kind entitling any Person to acquire or otherwise receive from Seller any shares of capital stock, and (iii) there are no Contracts of any kind relating to the issuance of any capital stock, convertible or exchangeable securities, or any options, warrants or similar rights of Seller.
4.3 Authority and Binding Effect.
(a) Seller has the full power and authority to (i) own the Purchased Assets, (ii) carry on the Business, (iii) execute and deliver each Transaction Document to which it is or will be a party, (iv) perform the Transactions performed or to be performed by it and (v) satisfy or perform, as the case may be, its obligations under those Transaction Documents to which it is a party. The execution, delivery and performance by Seller have been duly authorized by all necessary corporate or other action, including approval by the Shareholders. Each Transaction Document executed and delivered by Seller has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

(b) Each Shareholder has the legal capacity to (i) execute and deliver each Transaction Document to which he is or will be a party, (ii) perform the Transactions performed or to be performed by him, and (iii) satisfy or perform, as the case may be, his obligations under those Transaction Documents to which he is a party. Each Transaction Document executed and delivered by each Shareholder has been duly executed and delivered by each such Shareholder and, assuming due authorization, execution and delivery by the other Parties thereto, constitutes a valid and binding obligation of each such Shareholder, enforceable against each such Shareholder in accordance with its terms except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.
4.4 Consents and Approvals. Except for any notices, filings, consents or approvals specified in Schedule 4.4 (the “Seller Required Consents”), neither the execution and delivery by Seller or any Shareholder of any of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by Seller or any Shareholder, require any notice, filing, consent, renegotiation or approval, constitute a Default, cause any payment obligation to arise, or give any Person the right to challenge any of the Transactions, under (i) any Law or Court Order which is applicable to Seller or any Shareholder, (ii) any Contract, Governmental Permit or other document to which Seller or any Shareholder is a party or by which the properties or other assets of Seller or any Shareholder may be bound or (iii) the Charter Documents of Seller or any Shareholder.
4.5 Third-Party Options. There are no existing Contracts, options or commitments with any third party to acquire Seller, any of the Purchased Assets or any interest therein or in the Business.
4.6 Financial Statements; Books of Account.
(a) Seller has delivered to Buyer prior to the date hereof:
(i) true, complete and correct copies of reviewed balance sheets of Seller as of December 31, 2007, December 31, 2006 and December 31, 2005, and the related statements of income, retained earnings and cash flows for the time periods then ended (collectively, the “Year-End Financials”); and
(ii) true, complete and correct copies of the unaudited balance sheet of Seller as of June 30, 2008 (the “Current Balance Sheet Date”) and the related statements of income, retained earnings and cash flows for the six-month period then ended (the “Current Balance Sheet”, and together with the Year-End Financials, the “Seller Financial Statements”).
(b) The Seller Financial Statements were prepared in accordance with the Statements on Standards for Accounting and Review Services, issued by the American Institute of Certified Public Accountants, and, subject to any qualifications set forth in the applicable notes and schedules, fairly present in all material respects the results of operations and financial condition of Seller, and the Purchased Assets and the Assumed Liabilities as of the dates indicated and for the periods covered.

(c) Except as described in Schedule 4.6, the Current Balance Sheet (i) fairly presents in all material respects the financial condition of the Business and the Purchased Assets and the Assumed Liabilities as of the Current Balance Sheet Date and (ii) does not include any Assets that are not intended to constitute part of the Business or the Purchased Assets after giving effect to the Transactions. Except as described in Schedule 4.6, all Assumed Liabilities of the Business at the Current Balance Sheet Date required to be reflected or reserved in accordance with the Statements on Standards for Accounting and Review Services, issued by the American Institute of Certified Public Accountants, are fully reflected or reserved for in the Current Balance Sheet.
(d) The books of account of Seller reflect, in accordance with the Statements on Standards for Accounting and Review Services, issued by the American Institute of Certified Public Accountants, (i) all transactions relating to the Business or the Purchased Assets and (b) all items of income and expense, and all items of Assets, Liabilities and accruals relating to Seller. Seller has not engaged in any material transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of Seller.
4.7 Taxes.
(a) Seller has timely filed all Tax Returns due on or before the Closing Date and all such Tax Returns are true, correct and complete in all respects.
(b) Except as described on Schedule 4.7(b), Seller has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return.
(c) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.
(d) The amount of Seller’s Liability for unpaid Taxes as of the Current Balance Sheet Date did not exceed the amount of the current Liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Current Balance Sheet, and, except as described on Schedule 4.7(d), the amount of Seller’s Liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current Liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of Seller on the Closing Date.
(e) There are no ongoing examinations or claims against Seller for Taxes, and no written notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received.
(f) Except as described on Schedule 4.7(f), Seller has withheld and paid over to the proper taxing authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.
(g) Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code. Except as described on Schedule 4.7(g), Seller has not assumed the Tax Liability of any other Person under any Contract. Seller does not have joint and several liability for the Taxes of any other Person (including joint and several liability arising under any foreign Law). Seller does not have transferee or successor liability for the Taxes of any other Person (including transferee or successor liability arising under any foreign Law). Seller is not required to make any adjustments to income under section 481 of the Code for any period ending after the Closing Date or otherwise include in taxable income any amount that is attributable to a transaction occurring in a period ending on or prior to the Closing Date.

(h) All copies of (i) any Tax examinations, (ii) extensions of statutory limitations for the collection or assessment of Taxes and (iii) the Tax Returns of Seller for the last three fiscal years have been delivered to Buyer.
(i) There are (and as of immediately following the Closing there will be) no Encumbrances on the Purchased Assets relating to or attributable to Taxes.
(j) To Seller’s knowledge, there is no basis for the assertion of any claim relating to or attributable to Taxes which, if adversely determined, would result in any Encumbrance on the Purchased Assets or otherwise have a Material Adverse Effect.
(k) Seller is not, and has not been at any time, a party to a Tax sharing, Tax indemnity, Tax allocation or similar Contract, and Seller has not assumed the Tax Liability of any other Person under any Contract.
(l) Schedule 4.7(l) lists all federal, state, local, and foreign jurisdictions in which income Tax Returns have been filed with respect the Business for the last three fiscal years.
(m) Except as described on Schedule 4.7(m), no claim has ever been made by any Governmental Body in a jurisdiction where Seller or its partners do not file a Tax Return that Seller or its partners are or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns with regard to such jurisdiction.
4.8 Undisclosed Liabilities. Except as described on Schedule 4.8, Seller does not have any Liabilities except for:
(a) those Liabilities adequately and specifically set forth or reserved for on the Current Balance Sheet and not heretofore paid or discharged;
(b) those Liabilities arising in the ordinary course of business under any Contract specifically disclosed on Schedule 4.15 to this Agreement other than Liabilities arising out of the breach of any such Contract by Seller;
(c) those Liabilities incurred in the ordinary course of business since the Current Balance Sheet Date and not heretofore paid or discharged, and that, individually or in the aggregate, are not material to the Business; and
(d) pursuant to this Agreement.
4.9 Accounts Receivable. The Accounts Receivable included in the Purchased Assets are bona fide Accounts Receivable created in the ordinary course of business. Except as described on Schedule 4.9, all of the Accounts Receivable included in the Purchased Assets are collectible within 60 days from the respective dates of sale, without taking into account any reserve to be included in the determination of the Accounts Receivable specified in the Current Balance Sheet. To Seller’s knowledge, there is no contest, claim, defense or right of set-off, other than returns in the ordinary course of business consistent with past practice, of any account debtor relating to the amount or validity of any Account Receivable. Schedule 4.9 contains a complete and accurate list of all Accounts Receivable and sets forth the aging of each such Account Receivable. To Seller’s knowledge, there are no facts or circumstances that are likely to result in any increase in the uncollectibility of such Accounts Receivable.

4.10 Inventory. Except as described in Schedule 4.10, the Inventory included in the Purchased Assets was acquired and has been maintained in the ordinary course of business consistent with past practice, and consists of items of good, usable and merchantable quality in all respects and none of such Inventory is damaged or obsolete. Except as described in Schedule 4.10, since December 31, 2007 (a) all sales of Inventory items have been made by Seller in the ordinary course of business, and (b) all purchases of Inventory items have been made by Seller and valued by Seller on its books consistent with past practice. No items which have previously been written off will be considered as Inventory. The Inventory, including the Inventory that is the subject of any purchase Contract by Seller, will not be in excess of Seller’s reasonable requirements (consistent with Seller’s practices in the ordinary course of business during the period from December 31, 2007 to the date hereof), and such items of Inventory will be valued on the Closing Balance Sheet in accordance with GAAP (except as described in Schedule 4.10) at actual cost (determined prior to giving effect to any reserve for excess or obsolete inventory using the same standard costs utilized by Seller in determining the cost of inventory on the Current Balance Sheet).
4.11 Title to Purchased Assets and Related Matters. Except as otherwise set forth on Schedule 4.11, to Seller’s knowledge Seller has good and marketable title to, valid leasehold interest in or valid licenses to use, all the Purchased Assets, free from any Encumbrances. The use of the Purchased Assets is not subject to any Encumbrances. The use of the Purchased Assets (excluding the Confidential Information and the Intellectual Property) does not encroach on the property or the rights of any Person, and to Seller’s knowledge the use of the Confidential Information and the Intellectual Property does not encroach on the property or the rights of any Person. Except as otherwise set forth on Schedule 4.11, the Purchased Assets constitute all the Assets and services required for the continued operation of the Business by Buyer as operated by Seller during the past 12 months. The Purchased Assets, taken as a whole, constitute the Assets relating to or used or held for use in connection with the Business during the past 12 months (except for Inventory sold, cash disposed of, Accounts Receivable collected, prepaid expenses realized, Contracts fully performed, properties or Assets replaced by equivalent or superior Assets, in each case in the ordinary course of business, and Excluded Assets). To Seller’s knowledge, there are no Assets used in the operation of the Business that are owned by any Person other than Seller that will not be licensed or leased to Buyer under valid, current license arrangements or leases.
4.12 Condition and Location of Purchased Assets. Except as otherwise set forth on Schedule 4.12, the equipment and all other tangible assets and properties which are part of the Purchased Assets are: (i) in good operating condition and repair, ordinary wear and tear excepted(given the age of each Asset), and are usable in the ordinary course of the business, and to Seller’s knowledge conform in all respects to all applicable Laws relating to their use and operation as such Purchased Assets are currently used in the conduct of the Business; and (ii) located at either the Manufacturing Property or the Warehouse Property. Except pursuant to leases described on any Schedule hereto, no Person other than Seller owns any vehicles, equipment or other tangible Assets situated on the facilities used by Seller in the Business which are necessary to the operation of the Business.
4.13 Real Property. Seller does not own, and has never owned, any Real Property. Schedule 4.13 contains an accurate and complete list of all Real Property leased by Seller (the “Real Estate Leases”), showing location, rental cost and landlord. Each of the Real Estate Leases is in full force and effect, grants to its tenant the exclusive right to use and occupy the leased premises, is not subject to any Encumbrances and has not been assigned, modified, supplemented or amended. All Real Property under lease to or otherwise used by Seller is in good condition, ordinary wear and tear excepted, and is sufficient for the current and currently contemplated operations of the Business. Seller has peaceful, undisturbed and exclusive possession of the leasehold estate or other interest created under the Real Estate Leases, and there are no leases, subleases, licenses, concessions, or other Contracts granting to any other Person the right to use or occupy such Real Property. Seller is not, and to the knowledge of Seller, the landlord thereunder is not, in Default under any Contract or Law with respect to the occupancy, maintenance or use of any Real Property, and no notice or threat from any lessor, Governmental Body or other Person has been received by Seller or served upon any such Real Property claiming any Default or Obligation under, any Contract or Law, or requiring or calling attention to the need for any work, repairs, construction, alteration, installations or environmental remediation. No Actions are pending which would affect the zoning or use of any Real Property occupied, maintained or used by Seller. No portion of any Real Property occupied, maintained or used by Seller is within an identified flood plain or other designated flood hazard area as established under any Law or otherwise by any Governmental Body. All Real Property occupied, maintained or used by Seller has direct legal access to, abuts, and is served by a publicly maintained road, which road does and shall provide a valid means of ingress and egress thereto and therefrom, without additional expense. All utilities, including water, gas, telephone, electricity, sanitary and storm sewers, are currently available to all Real Property occupied, maintained or used by Seller at normal and customary rates, and are adequate to serve such Real Property for Seller’s current and currently contemplated use thereof.
4.14 Confidential Information; Intellectual Property.
(a) Confidential Information. To Seller’s actual knowledge, without any further factual investigation:
(i) The Business, including the products and services of the Business, does not infringe upon, misappropriate, dilute or otherwise violate any confidential information, proprietary information, or any intellectual property owned or controlled by any other Person. Except as set forth in Schedule 4.14(a)(i), no written notice or claim has been received by Seller or any Shareholder asserting that the Business, including the products or services of the Business, infringes upon, misappropriates, dilutes or otherwise violates any confidential information, proprietary information, or any intellectual property owned or controlled by any other Person.
(ii) The Confidential Information constitutes all of the Confidential Information that has been used or held for use, or relied upon in the operation of the Business during the past 36 months or that will be used or relied upon in the operation of the Business as it is currently contemplated to be operated. No Seller Party has transferred ownership of, nor granted any exclusive license with respect to, any Confidential Information that is or was material to the Business, to any other Person, or intentionally caused Seller’s rights in such Confidential Information to lapse or enter the public domain. Except as described on Schedule 4.14(a)(ii), Seller is the owner of all right, title and interest in and to each item of the Confidential Information that is or was material to the Business, or, in the case of licensed Confidential Information, has obtained all licenses necessary to freely use and commercially exploit the Confidential Information in perpetuity, free and clear of any Encumbrances, and has the right to use all of the Confidential Information that is or was material to the Business without payment to a third party. Except as described on Schedule 4.14(a)(ii), all Seller’s right, title and interest in the Confidential Information is fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any other Person.
(iii) Except as described on Schedule 4.14(a)(iii), all employees of Seller who have ever been or currently are involved in the design, review, evaluation or development of the Confidential Information have executed a nondisclosure and assignment agreement, and each such agreement is enforceable against the employee thereto in accordance with its terms.

(iv) Except as specified on Schedule 4.14(a)(iv), none of the employees or consultants of Seller is subject to any contractual or legal restrictions that might interfere with the use of his or her best efforts to promote the interests of the Business. No employee of Seller has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his or her work to anyone other than Seller. Schedule 4.14(a)(iv) lists all Contracts between or among Seller, any employee thereof and a third party that imparts or that imparted an obligation of noncompetition, secrecy, confidentiality or non-disclosure upon Seller, any employee thereof or any third party. Except as described in Schedule 4.14(a)(iv), Seller has no reason to believe that Seller or any employee thereof either is or was under any obligation of noncompetition, secrecy, confidentiality or non-disclosure to any third party.
(v) None of Seller, its employees or consultants (A) has used any other Persons’ confidential information, proprietary information, or intellectual property in the course of his or her work or (B) is, or is or currently expected to be, in Default under any term of any Contract relating to the Confidential Information, or any Confidentiality Agreement or any other Contract or any restrictive covenant relating to the Confidential Information, or the development or exploitation thereof.
(b) Intellectual Property.
(i) Schedule 4.14(b)(i) contains a complete and accurate list and summary description, including any royalties paid or received by Seller, of all Contracts relating to the Intellectual Property to which Seller is a party or by which Seller is bound, except for any license implied by the sale of a product and perpetual, paid-up royalty free and transferable license rights for “off-the-shelf” third party application software licensed for use in the Business, in any individual case, under a license with a maximum payment obligation on the part of Seller of less than $5,000 (“Off-the-Shelf Software”). There are no outstanding or threatened disputes or disagreements with respect to any such Contract. To Seller’s actual knowledge without any further factual investigation, except for any rights under written licenses or other written Contracts related to the Intellectual Property, no current or former employee of Seller and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, and including any right to royalties or other compensation, in any of the Intellectual Property, or in any application therefor.
(ii) Except as set forth in Schedule 4.14(b)(ii), to Seller’s actual knowledge without any further factual investigation, no Intellectual Property is subject to any proceeding or outstanding order or stipulation restricting in any manner the use, transfer, or licensing thereof by Buyer, or which may adversely affect the validity, use or enforceability of such Intellectual Property. To Seller’s actual knowledge without any further factual investigation, except as set forth in Schedule 4.14(b)(ii), each item of Intellectual Property currently used to operate the Business is valid, subsisting, and enforceable, any necessary registration, maintenance and renewal fees currently due in connection with such Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the US or foreign jurisdictions, as the case may be, for the purposes of perfecting and maintaining such Intellectual Property.
(iii) Except as set forth in Schedule 4.14(b)(iii), all former and current employees of Seller have executed written Contracts with Seller that assign to Seller all rights to all Intellectual Property, including any inventions (whether or not patentable), improvements, discoveries or information made during or derived from their relationship to Seller, and, to Seller’s actual knowledge without any further factual investigation, each such agreement is enforceable against the employee thereto in accordance with its terms.

(iv) To Seller’s actual knowledge without any further factual investigation, except as set forth in Schedule 4.14(b)(iv), no Person is infringing, misappropriating, diluting or otherwise violating, or challenging or threatening in any way, any Intellectual Property. Seller has not given any indemnification rights to any other Person against infringement, misappropriation, dilution or other violation of any Intellectual Property.
(v) All Information Technology currently used to operate the Business is owned by Seller free and clear of any Encumbrances, or is leased or licensed by Seller.
(vi) All Off-the-Shelf Software and similar products currently used to operate the Business have been duly licensed by Seller and, except as set forth in Schedule 4.14(b)(vi), will be properly transferred to Buyer.
(vii) Set forth in Schedule 4.14(b)(vii) is a complete and correct list of all URLs, websites and domain names used or held for use in the operation of the Business and a description of all of Seller’s rights with respect thereto.
(c) Patents.
(i) Schedule 4.14(c)(i) contains a complete and accurate list and summary description of all Patents in which Seller has an ownership interest, including the jurisdiction in which each item is issued or registered or in which any application for issuance or registration has been filed, and the date of application and issuance or registration of the item. Seller owns all right, title and interest, including the right to bring actions for infringement or other violation thereof, in and to each of the Patents, free and clear of any Encumbrances.
(ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable to Seller’s actual knowledge without any further factual investigation, and are not subject to any maintenance fees or Taxes or actions falling due within 90 days after the Closing Date.
(iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Seller’s knowledge, there is no potentially interfering patent or patent application of any third party.
(iv) To Seller’s knowledge, all products made, used or sold under the Patents have been marked with the proper patent notice.
(d) Trademarks.
(i) Schedule 4.14(d)(i) contains a complete and accurate list and summary description of all Trademarks material to the Business in which Seller has an ownership interest, including the jurisdiction in which each item is issued or registered or in which any application for issuance or registration has been filed, and the date and issuance or registration of the item. Seller is the owner of all right, title and interest, including the right to bring actions for infringement or other violation thereof, in and to each of the Trademarks set forth in Schedule 4.14(d)(i), free and clear of any Encumbrances.

(ii) All Trademarks that have been registered with the U.S. Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration applications), are valid and enforceable to Seller’s actual knowledge without any further factual investigation, and are not subject to any maintenance fees or Taxes or actions falling due within 90 days after the Closing Date.
(iii) Except as set forth in Schedule 4.14(d)(iii), no Trademark has been or is now involved in any opposition, invalidation or cancellation and no such action is threatened with respect to any of the Trademarks.
(iv) To Seller’s knowledge, there is no trademark or trademark application that would potentially interfere with the ability to use and/or register the Trademarks set forth in Schedule 4.14(d)(i).
(v) To Seller’s knowledge, all products and materials containing a registered Trademark bear the proper federal registration notice where permitted by Law.
(e) Copyrights.
(i) Schedule 4.14(e)(i) contains a complete and accurate list and summary description of all registered Copyrights and unregistered Copyrights that are material to the Business in which Seller has an ownership interest, including the jurisdiction in which each item is issued or registered or in which any application for issuance or registration has been filed, and the date of application and issuance or registration of the item. To Seller’s knowledge, Seller is the owner of all right, title and interest, including the right to bring actions for infringement or other violation thereof in and to each of the registered Copyrights and unregistered Copyrights that are material to the Business, free and clear of any Encumbrances.
(ii) All of the registered Copyrights are currently in compliance with formal legal requirements, are valid and enforceable to Seller’s actual knowledge without any further factual investigation, and are not subject to any maintenance fees or Taxes or actions falling due within 90 days after the date of Closing.
4.15 Contracts.
(a) Schedule 4.15 lists all Contracts of the following types to which Seller is a party or by which it is bound (such Contracts are disclosed on Schedule 4.15 under a sub-heading corresponding to the subsection of this Section 4.15 to which such disclosure is applicable and such disclosure sets forth the names of the parties thereto, the date thereof, annual amount payable or receivable thereunder, and a brief description of the payment terms and, if any, the termination and renewal provisions thereof):
(i) Contracts with any present or former shareholder, director, officer, employee or partner of Seller;
(ii) Contracts for the future purchase of, or payment for, supplies or products, or for the lease of any real or personal property from or the performance of services by a third party, in any single instance exceeding $25,000, or in the aggregate $100,000, or of a duration of more than twelve (12) months;
(iii) Contracts to sell or supply products or to perform services, in any single instance exceeding $50,000, or in the aggregate $100,000, or of a duration of more than twelve (12) months;

(iv) Contracts to lease to or to operate from or for any other party any personal property, in any single instance exceeding $25,000, or in the aggregate $100,000, or of a duration of more than twelve (12) months;
(v) Any license, representative, franchise, distributorship, marketing, dealer, sales, agency or other arrangements, including those that relate in whole or in part to any product marketed, distributed or sold, or know-how used, in the past 24 months, in any single instance exceeding $10,000, or in the aggregate $100,000, or of a duration of more than twelve (12) months;
(vi) Any notes, debentures, bonds, conditional sale Contracts, equipment trust Contracts, letter of credit agreements, reimbursement Contracts, loan Contracts or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners, stockholders of Seller or any members of their immediate families), Contracts or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;
(vii) Contracts for any capital expenditure or leasehold improvements, in any single instance exceeding $25,000, or in the aggregate $100,000;
(viii) Contracts with any labor union;
(ix) Contracts restricting the freedom or ability of Seller to engage in the Business or a business similar to the Business in any geographical area anywhere in the world;
(x) Contracts under which any Encumbrances exist, excluding Contracts under which an Encumbrance exists on the date hereof relating solely to Seller’s finished goods currently in transit to the Seller’s customers; and
(xi) Any other Contracts (other than those described in any of clauses (i) through (xii) above) not made in the ordinary course of business.
(b) Seller has delivered to Buyer complete and correct copies of all written Contracts, together with all amendments, supplements or modifications thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth on Schedule 4.15.
(c) The Contracts listed and required to be listed in Schedule 4.15 are referred to herein as the “Seller Contracts.” Seller is not in Default under any Seller Contracts (including any Contracts that are leases). Seller has not received any communication from, or given any communication to, any other party indicating that Seller or such other party, as the case may be, is in Default under any Seller Contract. To the knowledge of Seller, (i) none of the other parties to any such Seller Contract is in Default thereunder and (ii) each such Seller Contract is enforceable against any other parties thereto in accordance with terms thereof. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable to Seller under current or contemplated Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and, to Seller’s knowledge, no such Person has made any demand for such negotiation.

4.16 Employees/Independent Contractors.
(a) Except as set forth on Schedule 4.16(a), Seller is not (i) a party to, involved in or, to Seller’s knowledge, threatened by, any labor dispute or unfair labor practice charge, (ii) currently negotiating any collective bargaining agreement, or (iii) currently a party to any collective bargaining agreement. Schedule 4.16(a) contains a complete and correct list of (a) the names and salaries, bonus and other cash compensation of (1) all employees (including officers) of Seller engaged in performing services for Seller and (2) all independent contractors engaged in performing services for Seller whose cash compensation for 2008 is expected to be at least $50,000, and (b) the names of any Persons who will have a right to receive any cash consideration or other economic benefit as a result of the consummation of any of the Transactions and the nature and amount of such consideration or benefit. Seller has not violated the WARN Act or a similar applicable Law. During the 90 days prior to the date hereof, Seller has terminated 2 employees.
(b) Except as set forth on Schedule 4.16(b), there are no outstanding claims against Seller (whether under federal, state, local or foreign law, under any employment agreement or policy, or otherwise) asserted by or on behalf of any present or former employee or job applicant of Seller on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for any period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers’ compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to plant closings, employment terminations or layoffs, including but not limited to The Workers Adjustment Retraining and Notification Act, (viii) any violation of any statute, ordinance, order, rule or regulations relating to employee “whistleblower” or “right-to-know” rights and protection, (ix) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors or (x) any violation of any statute, ordinance, order, rule or regulation relating to minimum wages or maximum hours of work, and neither the Seller nor the Shareholders are aware of any such claims which have not been asserted. No person (including any governmental agency of any kind) has asserted or threatened any claims against the Seller under or arising out of any statute, ordinance, order, rule or regulation relating to discrimination or occupational safety in employment or employment practices. As of the date hereof, Seller has paid to its present or former employees all amounts of sick pay or pay in lieu of sick time off and vacation pay or pay in lieu of vacation time off that Seller is obligated to pay to such individuals.
4.17 Governmental Permits. Schedule 4.17 sets forth a complete list of all material Governmental Permits used in the operation of the Business or otherwise held by Seller. Seller owns, possesses or lawfully uses in the operation of its Business all Governmental Permits which are necessary to conduct the Business as now or previously conducted or to the ownership of the Purchased Assets, free and clear of all Encumbrances. Seller is not in Default, nor has it received any written notice of, nor is Seller aware of, any claim of Default, with respect to any such Governmental Permit. Except as otherwise governed by Law, all such Governmental Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the Transactions. No present or former director, officer or employee of Seller or any other Person owns or has any proprietary, financial or other interest (direct or indirect) in any Governmental Permit which Seller owns, possesses, uses or holds for use.
4.18 Compliance with Law and Court Orders. Seller has received no notice of violation of, and, except as described in Schedule 4.18, to the best of its knowledge does not believe that it is in violation of, any Law or Court Order. To Seller’s knowledge, the Purchased Assets have not been used, and the Purchased Assets and the Business have not been operated, by Seller or any other Person in violation of any Law or Court Order. All Court Orders to which Seller is a party or subject are listed in Schedule 4.18. Seller has made all filings or notifications required to be made by it under any Laws applicable to Seller, the Business or the Purchased Assets, the failure to file of which would have a Material Adverse Effect on the Business or results of operations. Neither Seller nor any of its officers, employees, agents or consultants (a) has used any corporate funds of Seller to make any payment to any officer or employee of any government, or to any political party or official thereof, where such payment either (i) was, at the time, unlawful under Laws applicable thereto; or (ii) was, at the time, unlawful under the Foreign Corrupt Practices Act of 1977, as amended; or (b) has made or received an illegal payment, bribe, kickback, political contribution or other similar questionable illegal payment in connection with the operation of the Business.

4.19 Litigation. Except as disclosed in Schedule 4.19, there is no Litigation pending or to Seller’s knowledge threatened against Seller, the Business or the Purchased Assets. To the Seller’s knowledge, there is no dispute or disagreement pending or threatened in writing between Seller and any of its customers, suppliers, employees or consultants, and no event has occurred, and no claim has been asserted, that might result in Litigation against Seller, the Business or the Purchased Assets. All pending or threatened Litigation is fully covered by insurance except to the extent described in Schedule 4.19.
4.20 Insurance. Schedule 4.20 contains a list of (a) all policies or binders of insurance held by or on behalf of Seller, copies of which have been made available to Buyer and (b) all claims made by Seller under such insurance during the past two years. All such policies or binders are in full force and effect and Seller has not committed any Default thereunder. No written notice of cancellation or non-renewal has been received by Seller with respect to any such policy or binder. There are no claims currently outstanding under any of the insurance listed in Schedule 4.20.
4.21 Non-Real Estate Leases. Schedule 4.21 lists all Purchased Assets used in the Business (other than Real Property) that are possessed by Seller under an existing lease, including all trucks, automobiles, forklifts, machinery, equipment, furniture and computers. Schedule 4.21 also lists the leases under which such Assets listed in Schedule 4.21 are possessed. All of such leases are referred to herein as the “Non-Real Estate Leases.” All Purchased Assets under a Non-Real Estate Lease are in good condition, ordinary wear and tear excepted, and are sufficient for the current and currently contemplated operations of the Business. Seller is not in Default under any Non-Real Estate Lease.
4.22 Employee Benefit Plans.
(a) Schedule 4.22 lists all employee benefit plans, all employee welfare benefit plans, all employee pension benefit plans, all multiemployer plans and all multiple employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of ERISA), which are currently maintained and/or sponsored by Seller, or to which Seller currently contributes, or has or has had an obligation to contribute in the past six years (including, any such plan or arrangement created by any agreements, including any employment agreements and any other agreements containing “golden parachute” provisions and deferred compensation agreements), together with copies of any trusts related thereto and a classification of employees covered thereby (collectively, the “Plans”). Schedule 4.22 sets forth each Plan or arrangement that would have been an employee pension or welfare benefit plan but for its termination within the past three years. Seller has provided Buyer with complete and accurate copies of all Plans.
(b) Seller has no liability with respect to any benefit plans or arrangements other than the Plans. All Plans are in compliance with all applicable provisions of ERISA, the Code and the regulations issued thereunder, as well as with all other applicable Laws, and have been administered, operated and managed in substantial accordance with their governing documents.

(c) The Plans marked on Schedule 4.22 as “Qualified Plans” are the only Plans that are intended to meet the requirements of Section 401(a) of the Code (a “Qualified Plan”). Each of the Qualified Plans have been determined by the Internal Revenue Service to be so qualified, and copies of the current plan determination letters, most recent actuarial valuation reports, if any, most recent Form 5500, or, as applicable, Form 5500-C/R filed with respect to each such Qualified Plan or employee welfare benefit plan and most recent trustee or custodian report have been made available to Buyer. All reports and other documents required to be filed with any Governmental Body or distributed to plan participants or beneficiaries (including, annual reports, summary annual reports, actuarial reports, PBGC-1 Forms, audits or Tax Returns) have been timely filed or distributed.
(d) Seller has not engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA for which an exemption is not available.
(e) No Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(a)(2) of ERISA; and Seller does not currently have (nor at the Closing Date will have) any Liability whatsoever (including being subject to any statutory Encumbrance to secure payment of any such Liability), to the Pension Benefit Guaranty Corporation (“PBGC”) with respect to any such Plan under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty with respect to any such Plan.
(f) Neither Seller nor any ERISA Affiliate with Seller (as defined in ERISA Section 4001(a)(3)) currently has (or at the Closing Date will have) any obligation whatsoever to contribute to any “multiemployer pension plan” (as defined in ERISA Section 4001(a)(14), nor has any withdrawal Liability whatsoever (whether or not yet assessed) arising under or capable of assertion under Title IV of ERISA (including, Sections 4201, 4202, 4203, 4204, or 4205 thereof) been incurred directly or indirectly by Seller.
(g) Seller has made no plan or commitment, whether or not legally binding, to create any additional Plan or to modify or change any existing Plan. No statement, either written or oral, has been made by Seller to any person with regard to any Plan that was not in accordance with the Plan and that could have an adverse economic consequence to Seller. All Seller Plans may be amended or terminated without penalty by Seller at any time on or after the Closing.
(h) All persons classified by Seller as independent contractors satisfy and have at all times satisfied the requirements of applicable Law to be so classified; Seller has fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and Seller has no obligations to provide benefits with respect to such persons under Plans or otherwise. Seller does not employ and has not employed any “leased employees” as defined in Section 414(n) of the Code.
(i) Except as set forth on Schedule 4.22:
(i) there have been no terminations, partial terminations or discontinuance of contributions to any Qualified Plan without notice to and issuance of a favorable determination letter by the Internal Revenue Service;
(ii) no Plan which is subject to the provisions of Title IV of ERISA has been terminated;
(iii) there have been no “reportable events” (as that phrase is defined in Section 4043 of ERISA) with respect to any Plan which were not properly reported to the PBGC;
(iv) the valuation of assets of any Qualified Plan subject to Title IV of ERISA, as of the Closing Date, shall exceed the actuarial present value of all accrued pension benefits under such Qualified Plan in accordance with the assumptions contained in the Laws of the PBGC governing the funding of terminated defined benefit plans;

(v) with respect to Plans which qualify as “group health plans” under Section 5000(b)(1) of the Code and Sections 607(1) and 733(a) of ERISA and related regulations, Seller has complied (and on the Closing Date will have complied) with all reporting, disclosure, notice, election, coverage and other benefit requirements imposed under Sections 4980B and 9801-9833 of the Code and ERISA and other applicable laws; Seller does not have any direct or indirect Liability and is not (and will not be) subject to any loss, assessment, excise tax, penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by Seller, at any time prior to the Closing Date, to comply with any such federal or state requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against Seller or any Shareholder with respect to such group health plans; and no group health plan provides health or other benefits after an employee’s or former employee’s retirement or other termination of employment;
(vi) Seller is not now nor within the past five years has it been a member of a “controlled group” as defined in ERISA Section 4001(a)(14);
(vii) Seller has not incurred any liability for excise, income or other tax or penalty with respect to any Plan and there is no pending or, to the knowledge of Seller, threatened, Litigation, investigation, or disputed claim, settlement or adjudication with respect to any Plan, or (other than routine claims for benefits) with respect to any fiduciary, administrator, party in interest or sponsor thereof (in their capacities as such);
(viii) each Plan under which Seller has exercised or will exercise discretion necessary or appropriate to effect the Transactions validly provides Seller with the necessary discretion, and Seller has validly taken all such discretionary actions necessary under each Plan to allow for the completion of the Transactions, or will validly take such action prior to Closing;
(ix) no Plan contains any provision or is subject to any Law that would prohibit the Transactions or that would give rise to any vesting or acceleration of benefits, severance, termination, or other payments or liabilities as a result of the Transactions, and no payments or benefits under any Plan or other agreement of Seller will be considered “excess parachute payments” under Section 280G of the Code;
(x) Seller has paid all amounts that Seller is required to pay as contributions to the Plans as of the last day of the most recent fiscal year of each of the Plans, and as of the Current Balance Sheet Date in accordance with the applicable terms of each of the Plans, and, the Seller Financial Statements as of the Current Balance Sheet Date reflect the approximate total pension, medical and other benefit expense for all Plans as of the date thereof; and
(xi) Seller has not incurred Liability under Section 4062, 4063 or 4064 of ERISA.
4.23 Transactions with Related Parties. Except as disclosed on Schedule 4.23, no Shareholder, any director or officer of Seller nor any member of his or her immediate family, owns or has a controlling ownership interest in any Person that is a party to any Contract or business arrangement or relationship with respect to the Business. All transactions between any Seller and any Person disclosed on Schedule 4.23 have been on substantially the same terms and conditions as similar transactions between non-affiliated parties, except for the Real Estate Leases, and are properly recorded on the books and records of Seller.

4.24 Absence of Certain Changes. Except as contemplated by this Agreement or as set forth on Schedule 4.24, since the Current Balance Sheet Date, Seller has conducted its Business in the ordinary course and, except as set forth on Schedule 4.24, there has not been with respect to its Business:
(a) any change that has had or could reasonably be expected to have a Material Adverse Effect;
(b) any distribution, dividend or other payment declared or made in respect of its shares of issued and outstanding capital stock;
(c) any increase in the compensation payable or to become payable to any partner, officer, employee or agent, except for increases for non-officer employees made in the ordinary course of business consistent with past practices, nor any other change in any employment or consulting arrangement;
(d) any action to create or amend any employment retention, severance, change in control or similar Contract with any Person;
(e) any establishment or amendment of any Plan;
(f) any sale, assignment or transfer of Purchased Assets, or any additions to or transactions involving any Purchased Assets, other than those made in the ordinary course of business consistent with past practices;
(g) any mortgage, pledge or Encumbrance of any Purchased Asset;
(h) any waiver or release of any claim or right or cancellation of any debt held, other than in the ordinary course of business;
(i) to Seller’s knowledge, any allowance of, or agreement to allow the lapse of, any right with respect to any of the Confidential Information or Intellectual Property;
(j) any payments to any Shareholder or Person related to a Shareholder, other than wages and reimbursements in the ordinary course of business and consistent with past practices and except as specified in Schedule 4.24;
(k) any new Contract or amendment to, or termination of, a Contract in any single instance exceeding $50,000, or in the aggregate $100,000 (whether outside the ordinary course of business, inconsistent with past practices or otherwise); or
(l) any action or omission that has or could reasonably be expected to have a Material Adverse Effect.

4.25 Environmental Matters. In addition to the representations and warranties in Section 4.18, hereof and not in limitation thereof, and except as disclosed on Schedule 4.25 hereto, (a) no releases of Hazardous Materials have occurred at or from any property during the period it was owned, operated, leased or otherwise used by Seller or, to the knowledge of Seller at any other time, (b) there are no past, pending, or threatened Environmental Claims against Seller, (c) there are no underground storage tanks owned by the Seller, or located at any facility owned or operated by Seller, (d) there are no facts, circumstances, or conditions that could reasonably be expected to restrict, under any Environmental Law or Environmental Permit in effect prior to or at the Closing Date, the ownership, occupancy, use or transferability of any property now owned, operated, leased or otherwise used by Seller, or to give rise to any legal Liability under the Environmental Laws pertaining to any property now or, to the knowledge of Seller, at any other time owned, operated, leased or otherwise used by Seller, (e) none of Seller nor, to Seller’s knowledge, any of the owners of the Manufacturing Property or of the Warehouse Property has received a request under any of the Environmental Laws for information relating to any of the property now or at any time owned, operated, leased or otherwise used by Seller, (f) there are no unsatisfied financial assurance or closure requirements under the Environmental Laws pertaining to any property on account of Seller’s use or ownership of such property, (g) any contaminant levels resulting from any releases of Hazardous Materials at or from the properties now or, to the knowledge of Seller, at any other time owned, operated, leased or otherwise used by Seller meet applicable remediation standards under any applicable Environmental Law, (h) to Seller’s knowledge none of the properties owned, operated, leased or otherwise used by Seller are now or have in the past been listed on the National Priorities List of sites under the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”), the CERCLA Information System, or any comparable state or local environmental database, (i) to the knowledge of Seller there is no asbestos-containing material, lead-based paint or equipment containing polychlorinated biphenyls located at any of the facilities or properties now used by Seller, (j) Seller has not provided information to any governmental authority of any actual, threatened or suspected releases of Hazardous Materials or any violation of an Environmental Permit, term or other requirement of Environmental Laws and (k) there is no Liability with respect to the cleanup or investigation at any facility or property resulting from the disposal or treatment (with a transporter or otherwise) of Hazardous Materials by Seller or by any other Person. As used in this Agreement:
(i) “Environmental Claims” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, investigations, violations or proceedings related to any applicable Environmental Law or any Environmental Permit brought, issued or asserted by a Governmental Body or third party for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law or for personal injury or property damage resulting from the release of a Hazardous Material at, to or from any facility or property of Seller or any facility or property at which Seller disposed or arranged for the disposal or treatment (with a transporter or otherwise) of Hazardous Materials, including Seller employees seeking damages for exposure to Hazardous Materials;
(ii) “Environmental Laws” means all federal, state and local Laws related to protection of the environment, natural resources, safety or health or the handling, use, recycle, generation, treatment, storage, transportation or disposal of Hazardous Materials, and any common Law cause of action relating to the environment, natural resources, safety, health or the management of or exposure to Hazardous Materials;
(iii) “Environmental Permit” means all permits, licenses, approvals, authorizations or consents required by any governmental authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Body under any applicable Environmental Law; and

(iv) “Hazardous Material” means any hazardous, toxic or radioactive substance, material or waste which is regulated as of the Closing Date by any state or local Governmental Body or the US, including any material or substance that is: (A) defined as a “hazardous substance,” “regulated substance” or “solid waste” under applicable state law, (B) petroleum, petroleum products or wastes, (C) asbestos, (D) designated as a “hazardous substance” pursuant to section 311 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq. (33 U.S.C. § 1321), (E) defined as a “hazardous waste” pursuant to section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq. (42 U.S.C. §6903), (F) defined as a “hazardous substance” pursuant to section 101 of the CERCLA, (G) defined as a “regulated substance” pursuant to section 9001 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq. (42 U.S.C. §6991) or (H) otherwise regulated under the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq., the Clean Air Act, as amended, 42 U.S.C. §7401 et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801 et seq., or the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. §136 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. §11001 et seq., the Safe Drinking Water Act, as amended, 42 U.S.C. §300(f) et seq., and the Occupational Safety and Health Act, as amended, 29 U.S.C. §651 et seq.
4.26 Additional Information. Schedule 4.26 contains accurate lists and summary descriptions of the following:
(a) the names of all present directors and officers of Seller;
(b) the names and addresses of every bank and other financial institution in which Seller maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of Persons having signing authority or other access thereto;
(c) the names of all Persons holding powers of attorney from Seller and a summary statement of the terms thereof; and
(d) all names under which Seller has conducted any Business or which it has otherwise used since its formation.
4.27 Corporate Records. The minute book of Seller is current and contains correct and complete copies of all Charter Documents of Seller, including all amendments thereto and restatements thereof, and of all minutes of meetings, resolutions and other actions and proceedings of its shareholders and directors, except as noted in Schedule 4.27.
4.28 Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of any Seller Party is, or will be, entitled to any commission or broker’s or finder’s fees from any of the Seller Parties in connection with this Agreement or any of the Transactions.
4.29 Relationship With Customers and Suppliers. Seller has used reasonable business efforts to maintain, and currently maintains, good working relationships with all of the customers and suppliers of the Business. Schedule 4.29 specifies for each year of the three years ending December 31, 2005, 2006 and 2007 the names of the respective customers that were, in the aggregate, the ten (10) largest customers in terms of dollar value of products or services, or both, sold by the Business. Except as specified on Schedule 4.29, none of such customers has given Seller notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with Seller. Schedule 4.29 also specifies for each year of the three years ending December 31, 2005, 2006 and 2007 the names of the respective suppliers that were, in the aggregate, the ten (10) largest suppliers in terms of dollar value of products or services, or both, used by Seller. None of such suppliers has given Seller notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with Seller.

4.30 Certain Personal Property. Schedule 4.30 is a complete schedule of all fixed assets, describing all items of tangible personal property that were included in the Current Balance Sheet. Except as specified in Schedule 4.30, since the Current Balance Sheet Date, Seller has not acquired any items of tangible personal property. All of such personal property included in Schedule 4.30 is, and any such personal property acquired after the date hereof in accordance with the terms hereof will be, usable, ordinary wear and tear excepted (given the age of such personal property), in the ordinary course of business, and to Seller’s knowledge conforms and will conform with any applicable Laws relating to its construction, use and operation. Except for those items subject to the Non-Real Estate Leases, no Person other than Seller owns any vehicles, equipment or other tangible assets located on the Real Property that have been used in the Business or that are necessary for the operation of the Business. To Seller’s knowledge, the Purchased Assets that are personalty are suitable for the purposes for which such Assets are currently used or are held for use, and are in good working condition, subject to normal wear and tear, and there are no facts or conditions (other than as set forth in Schedule 4.30) affecting such Purchased Assets that could, individually or in the aggregate, interfere in any respect with the use, occupancy or operation thereof as used, occupied or operated for the 12 months preceding the date hereof or their adequacy for such use.
4.31 Subsidiaries. Seller does not own, directly or indirectly, any interest or investment (whether equity or debt) in any Person.
4.32 Previous Sales; Warranties. Schedule 4.32 sets forth all express product warranties made by Seller and all return policies of Seller. Except as set forth on Schedule 4.32, Seller has no knowledge of any anticipated product returns for any reason including, without limitation, returns due to product defects, changes in plan-o-grams or guaranteed sales. Except as set forth on Schedule 4.32, Seller has no knowledge of any credits, allowances or rebates granted by Seller or claimed by any of its customers.
4.33 Solvency.
(a) Seller is not now insolvent and will not be rendered insolvent by any of the Transactions. As used in this Section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.
(b) Immediately after giving effect to the consummation of the Transactions: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.
4.34 S Corporation Election. Seller has filed a valid election to be treated as an S Corporation for federal and state income tax purposes and such election will remain in effect and continue to be valid through the Closing Date. Seller has filed all Tax Returns consistent with such elections.
4.35 Statements and Other Documents Not Misleading. Neither this Agreement, including all schedules and exhibits, nor any other financial statement, document or other instrument heretofore or hereafter furnished by any Seller Party to Buyer in connection with the Transactions contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make such statement, document or other instrument not misleading. There is no fact known to Seller which may have a Material Adverse Effect which has not been set forth in this Agreement (including all schedules and exhibits) or the other documents furnished to Buyer on or prior to the date hereof in connection with the Transactions.

4.36 Consumer Safety Matters. With respect to products (including all of the components thereof) manufactured or distributed by Seller, Seller has, to its knowledge, complied with all applicable requirements relating to materials, design, manufacture, testing, performance, labeling, packing, holding, marketing, or promotion of such products, and such products are otherwise not in violation of any applicable laws or regulations, including without limitation the laws as set forth in the Consumer Product Safety Act, Federal Hazardous Substances Act, Flammable Fabrics Acts, Poison Prevention Packaging Act, Federal Trade Commission Act, or Textile Fiber Products Identification Act and all comparable state or local laws (the “Consumer Acts”) or any applicable regulations, standards, policies, or guidelines promulgated or issued pursuant to such Consumer Acts, and any similar applicable state or local laws, regulations, policies or guidelines (other than those causes of action sounding in tort or contract for individual product liability injuries not related to noncompliance with, or a violation of, any Consumer Acts).
5. Representations and Warranties of Buyer and Parent. Buyer and Parent, jointly and severally, hereby represent and warrant to Seller as follows:
5.1 Organization and Standing; Ownership. Buyer is a corporation duly organized and presently subsisting under the laws of the State of Delaware, having all requisite corporate power and authority to perform its obligations under this Agreement and will be at Closing duly qualified or licensed to do business in each jurisdiction where the failure to be qualified or licensed would have a Material Adverse Effect on the Business or the ownership of the Purchased Assets. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, having all requisite corporate power and authority to perform its obligations under this Agreement, and is duly qualified or licensed to do business as a foreign corporation in each jurisdiction where the failure to be qualified would have a Material Adverse Effect on its business or the ownership of its assets. Parent is the record and beneficial owner of all of the issued and outstanding capital of Buyer.
5.2 Authority and Binding Effect. Each of Buyer and Parent has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and has taken all actions necessary to secure all approvals required in connection therewith. The execution, delivery and performance of this Agreement and the consummation of the Transactions by Buyer and Parent have been duly authorized by all necessary corporation action. Assuming due authorization, execution and delivery by the Seller Parties, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against each in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.
5.3 Validity of Contemplated Transactions. Neither the execution and delivery by Buyer and Parent of any of the Transaction Documents to which it is a party, nor the performance or consummation of the Transactions by Buyer and Parent require any notice, filing, consent, renegotiation or approval, constitute a Default, or give any Person the right to challenge any of the Transactions, under (i) any Law or Court Order which is applicable to Buyer or Parent, (ii) any Contract, Governmental Permit or other document to which Buyer or Parent is a party or by which the properties or other assets of Buyer or Parent may be bound or (iii) the Charter Documents of Buyer or Parent.
5.4 Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of Buyer or Parent is, or will be, entitled to any commission or broker’s or finder’s fees from any of the Buyer or Parent in connection with this Agreement or any of the Transactions.

6. Pre-Closing Covenants.
6.1 Access. From the date of this Agreement to the Closing Date, Seller shall give Buyer and its counsel, accountants and other representatives access during normal business hours to the premises of the Business, personnel, counsel, accounts and other representatives of Seller and furnish to Buyer and such representatives all such additional documents and information with respect to the Business as Buyer may from time to time request. The Seller Parties agree that no investigation by Buyer or its representatives shall affect or limit the scope of the representations and warranties of Seller herein or limit the liability of the Seller Parties for any breach of such representations and warranties; provided, however, that the foregoing shall not apply to any specific matter that Buyer became aware of during the course of Buyer’s due diligence investigation that (a) none of the Seller Parties were aware of prior to the date of this Agreement, and did not become aware of prior to the Closing Date, (b) if not timely corrected by the Seller, in and of itself would constitute a Material Adverse Effect, and (c) Buyer failed to disclose to the Seller Parties prior to the Closing Date.
6.2 No Solicitation. Prior to the Closing:
(a) The Seller Parties shall not directly or indirectly make, solicit, initiate, consider, discuss, respond to or encourage submission of proposals or offers from any Persons (i) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or substantially all of the Assets of, or any equity interest in, Seller or any other similar transaction or business combination, or (ii) relating to a transaction that would conflict with or impede the Transactions in any material respect. The Seller Parties shall cease immediately and cause to be terminated all Contracts, negotiations and communications with third parties with respect to the foregoing, if any, existing on the date hereof and shall promptly notify Buyer of each such termination. The Seller Parties shall cause the Seller’s directors, officers, employees, financial advisors, counsel and any Person retained or engaged by the Seller Parties to assist in the analysis, the arranging or negotiation of the Transactions to comply with each of the covenants contained in this Section 6.2; and
(b) The Seller Parties shall not participate, directly or indirectly, in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist, any effort or attempt by any other Person to do or seek any of the activities referred to in Section 6.2(a) hereof. Should the Seller Parties receive any proposal, inquiry or contact about the sale of Seller or the Business or any of the other activities referred to in Section 6.2(a) hereof, the Seller Parties shall by the close of the next Business Day give written notice thereof to Buyer and also shall promptly provide Buyer with such information regarding such proposal, inquiry or contact as Buyer may request.
6.3 Operation of the Business. Except as otherwise expressly permitted or required by this Agreement, between the date of this Agreement and the Closing Date the Seller Parties acknowledge that:
(a) Seller shall conduct the Business only in the ordinary course and shall continue to collect all Accounts Receivable in a manner consistent with past practice;
(b) Seller shall maintain in good operating condition (reasonable wear and tear excepted) and service the Purchased Assets consistent with past practice and preserve intact the Business as it is currently organized;
(c) Seller shall preserve the goodwill of its suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business;

(d) Seller shall perform in all respects all of its obligations under, and not default or suffer to exist any event or condition that with notice or lapse of time or both could constitute a default under, any Contract;
(e) Seller shall, at its own expense, maintain all insurance covering the Business, employees and Purchased Assets in full force and effect until 12:01 A.M. on the first day following the Closing Date with responsible companies, comparable in amount, scope and coverage to that in effect on the date hereof;
(f) each Seller Party will use their reasonable best efforts to obtain in writing as promptly as possible all Seller Required Consents;
(g) Seller shall not: (i) incur any Liability which would be an Assumed Liability, except in the ordinary course consistent with past practice; (ii) enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to any Contract or incur any Liability outside the ordinary course of business; (iii) Default under, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a Default under any term or provision of any Contract; or (iv) create any Encumbrance on any of the Purchased Assets;
(h) Seller shall comply with all applicable Laws, ordinances, codes, rules and regulations in a manner consistent with Seller’s operation of the Business as of the date of this Agreement;
(i) Without the prior written consent of Buyer, Seller shall not (i) declare, set aside or pay any dividend or make any other distribution in respect of its equity interests or directly or indirectly redeem, retire, purchase or otherwise reacquire any of its equity interests; (ii) sell, rent, lease or otherwise dispose of any of its Assets, except in the ordinary course of business consistent with past practice; (iii) make any payment or distribution to, or enter into any transaction with, any of Seller’s directors or any Shareholder, other than compensation in the ordinary course of Business consistent with past practice; (iv) institute any increase or amendment to any Plan, or adopt any new profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan or arrangement with respect to its employees; or (v) make any change in the accounting, Tax accounting or cash management policies and practices of Seller or revoke any material Tax elections;
(j) except in the ordinary course of business consistent with past practice, Seller shall not (i) enter into any Contract, (ii) incur any indebtedness for money borrowed, (iii) make any capital expenditures or commitments for capital expenditures, (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (v) increase the rate of compensation payable or to become payable by it to any officer or any other executive employee or make any general increase in the compensation or rate of compensation payable or to become payable to hourly employees or salaried employees, (vi) accrue or pay to any of its officers or employees any bonus, profit-sharing, retirement pay, insurance, death benefit, fringe benefit or other compensation, except as disclosed in the Schedules hereto or (vii) make any advances to its employees;
(k) Seller shall confer with Buyer concerning operational matters of a material nature;
(l) Seller shall otherwise report periodically to Buyer concerning the status of the Business, operations and finances of Seller; and

(m) no Seller Party shall, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 4.24 is likely to occur.
6.4 Update of Schedules. Prior to the Closing, the Seller Parties shall promptly disclose to Buyer in writing any information set forth in the Schedules hereto which has become inaccurate and any information of the nature of that set forth in the Schedules which arises after the date hereof and which would have been required to be included in the Schedules if such information had existed on the date hereof. Buyer’s acceptance of all Schedules and election to proceed to Closing shall waive and extinguish any rights otherwise arising hereunder for or with respect to any misrepresentation or breach of warranty by Seller or the Seller Parties’ failure to fulfill any covenant, agreement or condition contained in this Agreement, caused by the facts or circumstances that are the subject of the applicable Schedules; provided, however, that the foregoing shall not limit or otherwise affect Buyer’s rights and remedies hereunder in the event that any of the Schedules are inaccurate as of the Closing Date.
6.5 Employees and Business Relations. From the date hereof and up to and including the Closing Date, Seller shall use its commercially reasonable efforts (but shall not be required to increase wages or benefits) to keep available the services of the current employees and agents of Seller and to maintain its relations and goodwill with the suppliers, customers, distributors of Seller and any others having a business relation with Seller. Seller authorizes Buyer to offer employment, commencing at the Closing Date, to (i) Bruce Stepanek upon the applicable specific terms and conditions set forth on Exhibit 8.9 hereof, and (ii) to such other of Seller’s employees as Buyer shall inform Seller in writing, upon specific terms and conditions to be provided to Seller in writing. Seller shall use its reasonable efforts to cause the execution and delivery of the Employment Agreement and of the offers of employment between Buyer and the individuals listed in Section 8.9 on the Closing Date. Seller shall terminate on the Closing the employment of those employees who have accepted offers of employment from Buyer (the “Transferred Employees”). In addition, to the extent requested by Buyer, Seller shall introduce Buyer to the customers and suppliers of the Business and recommend that they continue doing business with Buyer after the Closing.
6.6 [RESERVED]
6.7 Disclosure of Certain Matters. The Seller Parties on the one hand, and Buyer on the other hand, shall give Seller Parties and Buyer, respectively, prompt notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed by such Party under this Agreement, (b) would cause any of the representations and warranties of such Party contained herein to be inaccurate or otherwise misleading, or (c) gives any such Party any reason to believe that any of the conditions set forth in Section 8 or 9 will not be satisfied prior to the Closing Date.
6.8 Confidentiality. If the Transactions are not consummated, each Party shall treat all information obtained in its investigation of another Party (and, in the case of Buyer or Parent, any Affiliate thereof), and not otherwise known to them or already in the public domain, as confidential and shall return to such other Party or Affiliate all copies made by it or its representatives of Confidential Information provided by such other Party or Affiliate.
6.9 [RESERVED]
6.10 Transfer of Purchased Assets and Business. On and prior to the Closing Date, the Seller Parties shall take such reasonable steps as may be necessary or appropriate, in the judgment of Buyer, at and after the Closing so that Buyer shall be placed in actual possession and control of all of the Purchased Assets and the Business. In furtherance thereof, Seller shall (a) execute and deliver such additional instruments of conveyance and transfer as Buyer may reasonably require, in the judgment of Buyer, in order to more effectively vest in it, and put it in possession of, the Purchased Assets, (b) amend its Charter Documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name to, in Buyer’s judgment, avoid confusion and (c) take all actions requested by Buyer to enable Buyer to change its name to Seller’s present name.

6.11 Fulfillment of Closing Conditions. (a) At and prior to the Closing, each Party shall use reasonable best efforts to fulfill, and to cause each other to fulfill, as soon as practicable before the Termination Date the conditions specified in Section 8 and Section 9 to the extent that the fulfillment of such conditions is within its control. In connection with the foregoing, each Party will (i) refrain from any actions that would cause any of its representations and warranties to be inaccurate as of the Closing, and take any reasonable actions within its control that would be necessary to prevent its representations and warranties from being inaccurate as of the Closing, (ii) execute and deliver the applicable agreements and other documents referred to in Section 8 and Section 9, (iii) comply with all applicable Laws in connection with its execution, delivery and performance of this Agreement, the other Transaction Documents to which it is a party and the Transactions, (iv) use reasonable best efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws, Contracts or otherwise, including any Closing Consents and Seller Required Consents in the case of Seller, and (v) use reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions.
6.12 Change of Name.
(a) On or within three (3) Business Days after the Effective Date, Seller shall file the necessary documentation in its jurisdiction of formation and any jurisdiction where it is registered to do business to change its name to a name that is dissimilar to its current name and which shall not contain the words “Hampshire Paper.”
(b) From and after the Effective Date, Seller shall not do business under the name “Hampshire Paper Corporation” or any name similar thereto in any jurisdiction and each of the Seller Parties shall execute any documentation necessary for Buyer or any of its Affiliates to use the name “Hampshire Paper Corporation” or any name similar thereto.
6.13 Employee Payments. Seller shall be solely responsible for and shall pay prior to the Closing all Liabilities arising out of or related to any severance, change of control or transaction bonus or other obligations of Seller triggered by or required in connection with the consummation of the Transactions (collectively, the “Employee Payments”).
6.14 Third Party Payments. Seller shall be solely responsible for and shall timely pay all Liabilities required or requested by any third party as a condition to consent to the assignment by Seller of any of the Purchased Assets to Buyer, which consent may be triggered by or required in connection with the consummation of the Transactions, including, without limitation, any payments required to be made to any licensors of intellectual property rights licensed to the Seller (collectively, the “Third Party Payments”).
6.15 Further Assurances. Consistent with the terms and conditions hereof, each Party hereto shall use its reasonable best efforts to execute and deliver such other documents and take such other actions as reasonably requested by the other party to fulfill the conditions precedent to the obligation of the other Party to consummate the purchase and sale of the Business, or as the other Party hereto may reasonably request in order to carry out this Agreement and the Transactions contemplated hereby.

6.16 Insurance. Effective as of the Closing Date, Seller shall have named Buyer, Parent and their respective affiliates as additional insureds on all of Seller’s insurance policies (except directors and officers liability insurance) under which claims may still be made or that still provide coverage with respect to the Business. Nothing in this paragraph shall relieve Buyer or Parent from acquiring and maintaining insurance coverage for the Business for matters arising on and after the Closing Date.
7. Post-Closing Covenants.
7.1 Noncompetition and Nonsolicitation, Confidential Information.
(a) During the period beginning on the Closing Date and ending on the fifth anniversary thereof (the “Non-Competition Period”), neither Seller nor any Shareholder (each, a “Restricted Party”) shall, anywhere in the world, directly or indirectly, in any capacity, render services, engage or have a financial interest in, any business that shall be competitive with any of those business activities that have constituted part of the Business at any time during the past 12 months, nor shall any Restricted Party assist any Person that shall be engaged in any such business activities, including making available any information or funding to any such Person. The foregoing restriction shall not be construed to prohibit the ownership by any Shareholder of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither such Shareholder nor any group of persons including such Shareholder in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.
(b) During the Non-Competition Period, no Restricted Party shall be permitted to solicit the employment or services of, or hire or engage the services of, any person who is employed by the Buyer or any of its Affiliates in connection with the Business.
(c) During the Non-Competition Period, each Restricted Party immediately shall inform any Person that inquires about the Business that the Business has been sold to Buyer, and such Restricted Party shall promptly inform Buyer of such inquiry. If any Governmental Body determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law, including with respect to time or space, such Governmental Body is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable Law. Each Restricted Party acknowledges, however, that this Section 7.1 has been negotiated by the Parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Business.
(d) No Restricted Party will, at any time, represent that it is continuing to carry on the Business.
(e) Each Seller Party recognizes and acknowledges that by reason of its involvement with the Business, it has had access to Confidential Information. Each Seller Party acknowledges that such Confidential Information is a valuable and unique asset and covenants that it will not allow the disclosure of any such Confidential Information to any Person for any reason whatsoever, unless such information is in the public domain through no wrongful act of such Seller Party or such disclosure is required by applicable Law.
(f) The terms of this Section 7.1 shall apply to any Restricted Party that is not one of the Parties to the same extent as if it were a party hereto.

(g) In the event of any breach or threatened breach by any Restricted Party of any provision of this Section 7.1, Buyer shall be entitled to injunctive or other equitable relief, restraining such party from using or disclosing any Confidential Information in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of a Restricted Party under this Section 7.1. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Damages.
7.2 Satisfaction of Liabilities. After the Closing, each Seller Party shall satisfy, in accordance with the terms thereof, any and all of its Liabilities that are not Assumed Liabilities; provided, however, that the foregoing shall not prevent a Seller Party from contesting in good faith any Liability that is not an Assumed Liability.
7.3 Transition Period. For a period of twelve (12) months after the Closing Date, each of the Seller Parties shall forward to Buyer (or in accordance with Buyer’s written instructions) all mail, remittance, receipts or other mailings received by any of them relating to the Business. In addition, Seller shall make provision for the prompt forwarding to Buyer’s e-mail server of all e-mail messages received by Seller with respect to the Business or addressed to a Transferred Employee.
For a period of six (6) months after the Closing Date, Buyer shall provide reasonable assistance to the Seller Parties to assist the Seller with the processing for payment by the Seller of all Liabilities of the Seller arising in the ordinary course of business prior to the Closing Date related to the operation of the Business which are not post-Closing executory obligations under the Contracts.
For a period of six (6) years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Buyer relating to the Business to the extent that such access may reasonably be required by the Seller in connection with matters relating to or affected by the operations of the Seller prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this paragraph. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.
For a period of six (6) years after the Closing Date, Buyer, Parent and their respective representatives shall have reasonable access to all of the books and records of the Seller related to the Business which Seller or any of the other Seller Parties may retain after the Closing Date. Such access shall be afforded by Seller or any of the other Seller Parties upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs or expenses incurred by it pursuant to this paragraph. If Seller or any of the other Seller Parties shall desire to dispose of any of such books and records prior to the expiration of such six year period, Seller or such other Seller Party shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.
7.4 Employees.
(a) Seller shall be solely responsible for and shall timely pay all Liabilities arising out of or related to the actual or constructive termination of employment of any employee of the Business in connection with the consummation of the Transactions.

(b) For purposes of the WARN Act and applicable state Law, (i) Transferred Employees hired by Buyer shall become employees of Buyer on the Closing Date and (ii) Buyer shall assume all responsibility for any 60-day advance WARN Act notice with regard to any layoffs by Buyer following the Closing; provided, however, that to the extent Buyer lays off Transferred Employees after the Closing who may be aggregated with employees laid off by Seller within 90 days prior to the Closing, and the sum total of all such layoffs by Buyer and Seller constitutes a mass layoff or plant closing under the WARN Act, Buyer shall assume responsibility for only that portion of WARN Act penalties, if any, arising out of such layoffs due to failure to provide 60 days’ notice to any Persons who are entitled to such notice attributable to those Transferred Employees so laid off by Buyer. As of the date of this Agreement, Buyer intends to extend conditional offers of employment, subject to each offeree’s full satisfaction of Buyer’s pre-employment qualification requirements, to all of Seller’s full time, active employees on the date hereof.
(c) Pursuant to the “Standard Procedure” provided in section 4 of Revenue Procedure 2004-53, (i) Buyer and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (iii) Buyer will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee with respect to the portion of the year during which such Transferred Employees are employed by Buyer that includes the Closing Date, excluding the portion of such year that such Transferred Employee was employed by Seller.
7.5 Accounts Receivable.
(a) From and after the Closing, if any of the Seller Parties receive or collect any funds relating to any Accounts Receivable of the Business, such Seller Party shall remit any such amounts to Buyer within five days of each day on which the Seller Party receives such sum.
(b) Following the Closing, Buyer shall collect the transferred Accounts Receivable in accordance with Buyer’s normal collection practices, applying all receipts to the oldest account balance first, unless otherwise specifically directed by the account debtor or unless Buyer has determined that the account debtor should be placed on a “C.O.D.” or “cash on delivery” status. Promptly after the six month anniversary of the Closing, the Buyer shall send the Seller a notice of the amount of the Accounts Receivable which have not been collected, together with such information relating to such uncollected Accounts Receivable as the Seller may reasonably request. Within ten (10) days after Seller’s receipt of the foregoing notice, Buyer, in accordance with the applicable provisions of the Escrow Agreement, shall deliver written directions to the Escrow Agent and Seller for the release to the Buyer from the Escrow Funds an amount equal to the amount of the Accounts Receivable which have not been collected, less any reserves specifically established for such Accounts Receivable and reflected on the Closing Balance Sheet, plus interest on such amount at the Escrow Rate from the Closing Date until the date paid. If the amount then held in the Escrow Funds is insufficient to make such payment, then such deficiency shall be paid by the Seller Parties. Notwithstanding the foregoing, following the six (6) month period after the Closing, (x) if the Buyer receives notice from a customer that, based upon the results of a customer audit, the customer requires the Buyer to pay any amounts relating to pricing, rebates or allowances attributable to product sales made by the Seller on or prior to the Closing, the Buyer shall promptly notify Seller in writing of such notice, and Seller shall pay Buyer an amount equal to the required payment either (i) in immediately available funds or (ii) from the Escrow Funds and (y) if the Buyer actually collects any amounts from an account debtor in payment of a specific uncollected Accounts Receivable for which Buyer has received any payments from the Escrow Funds or from the Seller Parties pursuant to this Section 7.5(b), Buyer shall promptly pay the Seller such amount; provided, however, that in no event will the aggregate amount of such payments for a specific Accounts Receivable exceed the aggregate amount received by the Buyer from the Escrow Funds or from the Seller Parties relating to such Accounts Receivable.

7.6 Conduct of the Business following the Closing. Following the Closing, Buyer shall be entitled to conduct the Business in such manner in its sole discretion as it may deem appropriate from time to time.
7.7 Tax Matters.
(a) The Seller Parties shall be responsible for, and shall have ultimate discretion with respect to, (i) all Tax Returns required or permitted by applicable Law to be filed by any Seller Party with respect to the Business for all taxable periods that end on or before the Closing Date and (ii) any elections related to such Tax Returns. The Seller Parties will timely file all Tax Returns with respect to the Business for all taxable periods ending on or before the Closing Date.
(b) Buyer shall be responsible for, and shall have ultimate discretion with respect to, (i) all Tax Returns required to be filed with respect to the Business for taxable periods that begin after the Closing Date, and (ii) any elections related to such Tax Returns.
(c) After the Closing Date, Buyer and the Seller Parties shall (i) provide, or cause to be provided, to each other’s respective subsidiaries, officers, partners, employees, representatives and Affiliates, such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return or any audit which relates to the Business in respect of which Buyer or the Seller Parties are responsible hereunder and (ii) retain, or cause to be retained, for so long as any such taxable years or audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or audits. The assistance provided for in this subsection (c) shall include each of Buyer and the Seller Parties (x) making their agents and employees and the agents and employees of their respective Affiliates available to each other on a mutually convenient basis to provide such assistance as might reasonably be expected to be of use in connection with any such Tax Returns or audits and (y) providing, or causing to be provided, such information as might reasonably be expected to be of use in connection with any such Tax Returns or audits, including records, returns, schedules, documents, work papers, opinions, letters or memoranda, or other relevant materials relating thereto.
(d) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the Seller Parties when due, and Seller Parties shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
(e) For purposes of Section 2.4(b)(iii) with respect to Taxes imposed on a periodic basis which are payable for a period that includes, but does not end on, the Closing Date, such Taxes shall be allocated ratably on a daily basis.
8. Conditions Precedent to Obligations of Buyer. All obligations of Buyer to consummate the Transactions are subject to the satisfaction (or waiver by Buyer) prior thereto of each of the following conditions:
8.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Seller Parties contained in this Agreement shall have been true, correct and complete, according to their terms, when made on the date of this Agreement and shall be true, correct and complete, according to their terms, on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Seller Parties on or before the Closing Date shall have been duly complied with, performed or satisfied; and Buyer shall have received a certificate dated the Closing Date and signed by Seller to the foregoing effects (the “Seller Officer’s Certificate”).

8.2 Ancillary Documents. Buyer shall have received from the Seller Parties executed copies of the respective Transaction Documents to which the Seller Parties are parties.
8.3 Closing Consents. Buyer shall have received the Seller Required Consents and shall have received or waived the additional consents or approvals set forth on Schedule 8.3 (the “Closing Consents”) without any modification that Buyer deems unacceptable.
8.4 Material Adverse Changes. Since the Current Balance Sheet Date, there has been no Material Adverse Effect, and there shall be no conditions existing or, to the Seller Parties’ knowledge, threatened, which might be reasonably expected to have a Material Adverse Effect in the future, and Buyer shall have received a certificate signed by Seller to the foregoing effects.
8.5 Legal Matters. No claim, action, suit, arbitration, investigation or other proceeding shall be pending or shall have been brought or threatened against Seller which (a), if decided adversely to Seller, may have in the reasonable judgment of Buyer a Material Adverse Effect or (b) seeks to restrain or questions the validity or legality of the Transactions. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any Governmental Body that is in effect and has the effect of making the purchase and sale of the Purchased Assets illegal or otherwise prohibiting the consummation of such purchase and sale.
8.6 Legal Opinion. Buyer shall have received a legal opinion of Orr & Reno, P.A., PLLC, counsel to Seller and the Shareholders, in substantially the form set forth on Exhibit 8.6 attached hereto and otherwise in form satisfactory to Buyer (the “Seller’s Legal Opinion”).
8.7 Review of Updated Schedules and Environmental Investigations. Buyer shall be fully satisfied in its sole discretion with the results of its review of all Schedules updated by the Seller Parties pursuant to Section 6.4 hereof and of the results of any environmental investigations relating to the Manufacturing Property or the Warehouse Property.
8.8 Manufacturing Lease; Warehouse Lease. The Seller Parties shall have caused the execution and delivery of a lease of the Manufacturing Property (the “Manufacturing Lease”) by the owner of the Manufacturing Property, substantially in the form of Exhibit 8.8-1. The Seller Parties shall have caused the execution and delivery of a lease of the Warehouse Property (the “Warehouse Lease”) by the owner of the Warehouse Property, substantially in the form of Exhibit 8.8-2. The Seller Parties also shall have delivered documentation, reasonably acceptable to Buyer, reflecting that the existing real estate leases for the Manufacturing Property and for the Warehouse Property have been terminated effective at or prior to the Closing Date.
8.9 Seller Employees. Buyer shall have received an executed counterpart to the employment agreement with Peter B. Stepanek (the “Employment Agreement”), which shall be substantially in the form of Exhibit 8.9. In addition, all of the following current employees of Seller shall have accepted offers of employment from Buyer, commencing on the Closing Date: James M. O’Toole; David Thill; Wayne S. Sleeper; Michele Haegle; Daniel Day; Carol Cox; and Carrie Smith.

9. Conditions Precedent to Obligations of Seller Parties. All obligations of the Seller Parties to consummate the Transactions are subject to the satisfaction (or waiver by each Seller Party to which the condition relates) prior thereto of each of the following conditions, but any particular condition that requires action by any Seller Party shall not constitute a condition to the obligations of such Seller Party:
9.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of Buyer contained in this Agreement shall have been true, correct and complete, according to their terms, when made on the date of this Agreement and shall be true, correct and complete, according to their terms, on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied; and Seller shall have received a certificate dated the Closing Date and signed by an appropriate officer of Buyer to the foregoing effects (the “Buyer Officer’s Certificate”).
9.2 Legal Matters. No claim, action, suit, arbitration, investigation or other proceeding shall be pending or shall have been brought or threatened against Buyer which seeks to restrain or questions the validity or legality of the Transactions. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any Governmental Body that is in effect and has the effect of making the purchase and sale of the Purchased Assets illegal or otherwise prohibiting the consummation of such purchase and sale.
9.3 Legal Opinion. Seller Parties shall have received a legal opinion of William G. Kiesling, counsel to Buyer and Parent, in substantially the form set forth on Exhibit 9.3 attached hereto and otherwise in form satisfactory to the Seller Parties (the “Buyer’s Legal Opinion”).
10. Indemnification.
10.1 By the Seller Parties. To the extent provided in this Section 10, the Seller Parties, jointly and severally, shall indemnify and hold Buyer, and its successors and assigns, and its officers, directors, employees, stockholders, agents, affiliates and any Person who controls Buyer within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Buyer Party”) harmless from and against:
(a) any Liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Buyer Party in connection therewith) (collectively, “Damages”) that such Indemnified Buyer Party may sustain, suffer or incur and that result from, arise out of or relate to:
(i) any inaccuracy of any representation or warranty of the Seller Parties in this Agreement, the Transaction Documents or any certificate or other writing delivered by or on behalf of any Seller Party in connection herewith or therewith;
(ii) any nonfulfillment of any covenant or agreement on the part of any Seller Party set forth in this Agreement or any Transaction Document;
(iii) any Unassumed Liability;
(iv) any Liability of Seller involving Taxes due and payable by, or imposed with respect to the Business, the Purchased Assets, or other properties or operations of Seller for any all taxable periods ending on or prior to the Closing Date (whether or not such Taxes have been due and payable);

(v) any Liability arising out of or related to the actual or constructive termination of any employee;
(vi) any Liability of Seller involving any Excluded Asset;
(vii) any action or inaction prior to the Closing Date of any of the Seller Parties or of any director, officer, employee, agent, or representative of the Seller; and
(viii) any Liability arising out of or related to the failure to obtain consent to the assignment of any Contract.
(b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.1.
To the extent that Buyer recovers any Damages hereunder with respect to a breach of the representation and warranty under Section 4.9 regarding the collectibility of the Accounts Receivable, and Buyer subsequently receives payment on account of the related Accounts Receivable, Buyer shall remit such payments to Seller.
10.2 By the Buyer and Parent. To the extent provided in this Section 10, the Buyer and Parent, jointly and severally, shall indemnify and hold the Seller Parties, and their successors and assigns (each, an “Indemnified Seller Party”) harmless from and against (a) any breach of any representation or warranty under Section 5 or under the Buyer Officer’s Certificate delivered pursuant to Section 9.1; (b) any breach by the Buyer or Parent of any of their respective covenants or obligations contained in this Agreement; (c) the assertion against any of the Seller Parties of any Damages relating to or arising out of the Business after the Closing Date, except for matters for which any Indemnified Buyer Party is entitled to indemnification under Section 10.1.; or (d) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.2.
10.3 Procedure for Claims.
(a) A Party that desires to seek indemnification under any part of this Section 10 (an “Indemnified Party”) shall give notice (a “Claim Notice”) to each party responsible or alleged to be responsible for indemnification hereunder (an “Indemnitor”) prior to any applicable Expiration Date specified below. Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an “Unliquidated Claim”). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the “Liquidated Claim Notice”) within 60 days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within 30 days (the “Response Period”) after the later of (i) the date that the Claim Notice is given and (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

(b) If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the Response Period the amount to which such Indemnified Party shall be entitled. If there shall be a dispute as to the amount or manner of indemnification under this Section 10, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor, but any dispute shall be resolved in accordance with Section 13.5 to the extent that it may be applicable. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate, and the Prime Rate in effect on the first Business Day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.
(c) Notwithstanding any other provision of this Section 10, except with respect to the provisions regarding post-closing adjustments in Section 2.5, an Indemnified Buyer Party shall be entitled to indemnification under Section 10.1(a)(i) only when the aggregate of all Damages to all Indemnified Buyer Parties exceeds $150,000 (the “Threshold Amount”); provided, however, that after exceeding such amount, all Damages back to the first dollar shall be recoverable by the Indemnified Buyer Parties. The calculation of the Threshold Amount shall include any Damages incurred by an Indemnified Buyer Party for which the Indemnified Buyer Party would have been entitled to claim indemnification under this Section 10 with respect to a breach of representation or warranty but for such representation or warranty being qualified by materiality, the knowledge of a particular party or related exceptions. In no event shall the Seller Parties be obligated to indemnify the Indemnified Buyer Parties under Section 10.1(a)(i) for an aggregate amount in excess of $1,500,000 (the “Cap”). Notwithstanding the foregoing, neither the Threshold Amount nor the Cap shall apply to the representations or warranties set forth in Sections 4.1, 4.2, 4.3, , 4.5, 4.7, 4.11, 4.16, 4.22 and 4.25. Further, notwithstanding the foregoing, the Cap shall not apply with respect to the representations or warranties set forth in Section 4.14, however, in no event shall the Seller Parties be obligated to indemnify the Indemnified Buyer Parties for an aggregate amount in excess of the amount of the Indemnity Escrow Funds (as such term is defined in the Escrow Agreement). In addition, in the case of a claim for Damages that may be made based on items set forth in more than one of clauses (a)(i) through (a)(vi) of Section 10.1(a), an Indemnified Buyer Party make may such claim based on any one of the clauses in Section 10.1(a), except to the extent that such claim is based solely on only one of such clauses.
(d) Notwithstanding any other provision of this Section 10, except with respect to the provisions regarding post-closing adjustments in Section 2.5, an Indemnified Seller Party shall be entitled to indemnification under Section 10.2 only when the aggregate of all Damages to all Indemnified Seller Parties exceeds the Threshold Amount; provided, however, that after exceeding such amount, all Damages back to the first dollar shall be recoverable by the Indemnified Seller Parties. The calculation of the Threshold Amount shall include any Damages incurred by an Indemnified Seller Party for which the Indemnified Seller Party would have been entitled to claim indemnification under this Section 10 with respect to a breach of representation or warranty but for such representation or warranty being qualified by materiality, the knowledge of a particular party or related exceptions. In no event shall the Buyer and the Parent be obligated to indemnify the Indemnified Seller Parties under Section 10.2 for an aggregate amount in excess of $250,000. Notwithstanding the foregoing, neither the Threshold Amount nor the maximum indemnification amount set forth in the immediately preceding sentence shall apply to the representations or warranties set forth in Section 5.

(e) Any claim for indemnity arising solely out of the breach by only one Shareholder of his obligations under Section 7.1 shall be brought solely against the breaching Shareholder, and Buyer shall have no remedy against the non-breaching Seller Parties.
10.4 Claims Period. Any claim for indemnification under this Section 10 shall be made by giving a Claim Notice under Section 10.2 on or before the applicable “Expiration Date” specified below in this Section 10.4, or the claim under this Section shall be invalid. “Expiration Date” means:
(a) with respect to any claim for Damages under Section 10.1(a)(i):
(i) 60 days after the date on which the applicable statute of limitations expires (with extensions), with respect to any claim for Damages related to a breach of a representation or warranty set forth in Sections 4.2, 4.3, 4.4, 4.5, 4.7, 4.11, 4.16 or 4.22;
(ii) the first day following the seventh anniversary of the Closing Date, with respect to any claim for Damages related to a breach of a representation or warranty set forth in Section 4.25; and
(iii) the first day following the second anniversary of the Closing Date, with respect to all other claims for Damages under Section 10.1(a)(i); and
(b) with respect to all other claims for Damages under Section 10.1 or 10.2, for the relevant statutory period of limitations applicable to the underlying claim, after giving effect to any waiver or extension thereof.
So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.
10.5 Third Party Claims. An Indemnified Party that desires to seek indemnification under any part of this Section 10 with respect to any actions, suits or other administrative or judicial proceedings (each, an “Action”) that may be instituted by a third party shall give each Indemnitor prompt notice of a third party’s institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Party, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of such Indemnified Party (which consent shall not be unreasonably withheld). Any failure to give prompt notice under this Section 10.5 shall not bar an Indemnified Party’s right to claim indemnification under this Section 10, except to the extent that an Indemnitor shall have been materially harmed by such failure.
10.6 Right of Offset. An Indemnified Party shall be entitled, at its sole discretion, to recover any Damages payable by the Indemnitor through a reduction of amounts due from the Indemnitor to the Indemnified Party to the extent any amounts are then or will in the future become payable by the Indemnitor to the Indemnified Party, including any amounts payable due to a Purchase Price adjustment as set forth in Section 2.5 hereof.

10.7 Effect of Investigation or Knowledge. Any claim by an Indemnified Party for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to the Indemnified Party, nor shall such a claim be adversely affected by the Indemnified Party’s knowledge on or before the Closing Date of any breach of the type specified in Section 10.1 or Section 10.2 or of any state of facts that may give rise to such a breach; any such claim shall survive the Closing until the applicable Expiration Date; provided, however, that the foregoing shall not apply to any claim relating to a specific matter that Buyer became aware of during the course of Buyer’s due diligence investigation that (a) none of the Seller Parties were aware of prior to the date of this Agreement, and did not become aware of prior to the Closing Date, (b) if not timely corrected by the Seller, in and of itself would constitute a Material Adverse Effect, and (c) Buyer failed to disclose to the Seller Parties prior to the Closing Date.
10.8 Satisfaction of Indemnification Obligations. Each Indemnified Buyer Party shall first seek satisfaction of any Damages from the Escrow Funds, but only to the extent that Escrow Funds are then being held by the Escrow Agent and are not subject to other claims for indemnification. If such available Escrow Funds fail to fully satisfy the amount of any Damages to which such Indemnified Buyer Party is entitled to be indemnified hereunder, then the Indemnified Buyer Party may seek payment of the unsatisfied amount of such Damages directly from the Seller Parties.
10.9 Contingent Claims. Nothing herein shall be deemed to prevent an Indemnified Party from making a claim hereunder for potential or contingent claims or demands (a “Contingent Claim”); provided that the Claim Notice sets forth the specific basis for any such Contingent Claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim may be made; and provided, further, that in no event shall an Indemnified Party be entitled to receive any amount under Section 10.1(a) or 10.2 with respect to a Contingent Claim until such claim or demand no longer is potential or contingent and the amount of such claim or demand is determinable.
11. Termination.
11.1 Grounds for Termination. The Parties may terminate this Agreement at any time before the Closing as provided below:
(a) by mutual written consent of each of the Seller Parties and Buyer;
(b) by any Party, if the Closing shall not have been consummated on or before August 11, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;
(c) by any Party, if a Governmental Body shall have issued a Court Order (which Court Order the Parties shall use reasonable best efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Transactions, and such Court Order shall have become final and nonappealable;
(d) by Buyer, if any of the Seller Parties shall have breached, or failed to comply with, any of their respective obligations under this Agreement or any representation or warranty made by the Seller Parties shall have been incorrect when made, and such breach, failure or misrepresentation, if susceptible to cure, is not cured within 20 days after notice thereof (but if not susceptible to cure, upon notice); or
(e) by the Seller Parties, if Buyer or Guarantor shall have breached, or failed to comply with any of its obligations under this Agreement or any representation or warranty made by it shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof.

11.2 Effect of Termination. If this Agreement is terminated pursuant to this Section 11, the agreements contained in Section 13.6 shall survive the termination hereof and any Party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another Party.
12. Other Matters.
12.1 Public Announcements. Except as and to the extent Buyer may be required by applicable Law or any applicable stock exchange regulations, without the prior written consent of the other Party, neither Buyer nor the Seller Parties will, and each will direct and cause its officers, directors, employees, attorneys, accountants and other agents and representatives not to, directly or indirectly, make any public disclosure of or statement concerning this Agreement and the Transactions.
12.2 Reasonable Best Efforts. Between the date of this Agreement and the Closing Date each Seller Party will use his or its reasonable best efforts to cause the conditions in Sections 6 and 8 to be satisfied. Between the date of this Agreement and the Closing Date the Buyer and the Parent will use their reasonable best efforts to cause the conditions in Section 9 to be satisfied. All Parties make a covenant of good faith and fair dealing as if this transaction were governed by the Uniform Commercial Code.
13. Miscellaneous.
13.1 Contents of Agreement. This Agreement, together with the exhibits and schedules attached hereto and incorporated herein by reference, any other financial statement, document or other instrument heretofore furnished by any Seller Party to Buyer in connection with the Transactions and specifically referenced herein, and the other Transaction Documents, sets forth the entire understanding of the parties hereto with respect to the Transactions and supersedes all prior agreements or understandings among the Parties regarding those matters.
13.2 Amendment, Parties in Interest, Assignment. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the Parties. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties. No Party shall assign this Agreement or any right, benefit or obligation hereunder, except that Buyer may, without the consent of Seller, assign any of Buyer’s rights under this Agreement as collateral security for any lender providing financing to Buyer, and except that Buyer shall be entitled to assign its rights and obligations hereunder to one or more Persons (an “Assignee”) provided (a) the Assignee executes and delivers to the Seller Parties a document by which the Assignee agrees to be bound by the terms and conditions applicable to Buyer under this Agreement, and (b) Buyer shall remain obligated to purchase the Assets to be purchased by an Assignee hereunder and to fulfill the Assignee’s other obligations hereunder to the extent that the Assignee fails to do so hereunder. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party. The Parties shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

13.3 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to,” (d) references to “hereunder” or “herein” relate to this Agreement, and (e) references as to whether any Seller Party “knows” or has “knowledge” of a given fact, circumstance or condition shall mean the knowledge of Peter B. Stepanek, Michael Stepanek, and James O’Toole, and the terms “knows” or “knowledge” with respect to any such individual, means an individual shall be deemed to have knowledge of a particular fact or other matter (i) if that individual is actually aware of that fact or matter after conducting due inquiry, or, failing such inquiry, (ii) if a prudent individual could have been expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.
13.4 Sole Remedy. The Parties acknowledge that the remedies provided for in this Agreement shall be the Parties’ sole and exclusive remedy with respect to breaches of the representations and warranties contained in this Agreement. Notwithstanding any other provision in this Agreement, any Party shall have the right to seek specific performance or injunctive relief as a remedy as provided in Section 13.5 to enforce another Party’s performance of any obligations expressly set forth in this Agreement.
13.5 Dispute Resolution.
(a) Good-Faith Negotiations. Except as otherwise provided in Section 2.5(b), if after the Closing any dispute arises under this Agreement in connection with any aspect of this Agreement (a “Dispute”), that is not settled promptly in the ordinary course of business, the Parties shall seek to resolve any such Dispute between them, first, by negotiating promptly with each other in good faith in face-to-face negotiations. These face-to-face negotiations shall be conducted by the respective designated senior management representative of Buyer and a representative of the Seller Parties. If the Parties are unable to resolve such Dispute between them within 10 Business Days (or such period as the Parties shall otherwise mutually agree) through these face-to-face negotiations, then any such Dispute shall be submitted to mediation in the manner set forth in Section 13.5(b).
(b) Mediation. Except as otherwise provided in Section 2.5(b), in the event that a Dispute shall not have been resolved pursuant to Section 13.5(a) pursuant to good faith discussions among the Parties, then the Parties shall submit the Dispute to mediation (“Mediation”), held in Boston, Massachusetts under the rules of the American Arbitration Association (“AAA”) then in effect. The mediator shall be selected by mutual agreement of the Parties. The facts and circumstances of the Dispute shall be presented to the mediator. The Mediation shall be completed within 30 days after notice by either Party to commence the Mediation. The fees and expenses of the mediator and the other costs of the Mediation shall be shared equally by Buyer, on the one hand, and the Seller Parties, on the other hand. If the Parties are unable to resolve such Dispute between them within 30 days after notice by either Party to commence the Mediation, then any such Dispute shall be submitted to arbitration in the manner set forth in Section 13.5(c).

(c) Resolution of Disputes. Except as otherwise provided in Section 2.5(b), in the event that a Dispute shall not have been resolved pursuant to Sections 13.5(a) or (b), then the Parties shall submit the Dispute to arbitration as provided in this Section 13.5(c) (the “Arbitration”). The Arbitration shall be held in Boston, Massachusetts under the Commercial Rules of Arbitration of the AAA then in effect. The arbitration panel shall consist of three arbitrators, one of which shall be selected by the Buyer, one of which shall be selected by the Seller Parties, and the remaining arbitrator (who shall serve as chairperson) shall be selected by the other two arbitrators; failing such agreement within 30 days of the initial demand for arbitration, the chair shall be named by the AAA. If any Party shall fail to select its party-appointed arbitrator, then the AAA shall appoint that arbitrator. Irrespective of the manner of their appointment or selection, all of the arbitrators shall serve as neutrals pursuant to the AAA rules. The facts and circumstances of the Dispute shall be presented to the arbitration panel. The arbitration panel shall consider the Dispute and issue a written decision setting forth the resolution of the Dispute or the method for determining the resolution of the Dispute decided upon by such arbitration panel. The arbitration panel shall be empowered to issue one or more interim decisions prior to a full hearing of the case, requiring a party to the Arbitration to do or to abstain from doing such acts as shall be specified in the interim decision. Such interim decision shall be enforceable in the same manner as the final decision, as set forth herein. The Arbitration shall be completed within 60 days after its commencement. The fees and expenses of the arbitration panel and the other costs of the Arbitration shall be shared equally by Buyer, on the one hand, and the Seller Parties, on the other hand. The decision of the arbitration panel pursuant to this Section 13.5(c) shall be final and binding upon the parties to the Arbitration, and judgment thereon may be entered in any court having jurisdiction.
The procedural and substantive law governing the Arbitration shall be the law of the Commonwealth of Pennsylvania. In no event shall the arbitration panel have the discretion to apply the “choice of law” rules of any jurisdiction, including the situs, whether those rules are deemed to be procedural or substantive, to vary the applicable procedural and substantive law chosen by the parties; nor shall the arbitrators have the power to decide contrary to applicable law, ex aequo et bono, or otherwise depart in scope or means from that to which a judgment of a court of competent jurisdiction could extend.
13.6 Expenses. The Parties shall pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the Transactions. No expenses of the Seller Parties, including the Seller Parties’ legal fees and expenses, shall be paid by or out of any of the Purchased Assets of Seller, and the other Seller Parties shall assume all expenses incurred by Seller in connection with the Transactions.
13.7 Bulk Sales. Buyer and the Seller Parties hereby waive compliance with the bulk sales Laws and any other similar Laws in any applicable jurisdiction in respect of the Transactions; provided, however, that the Seller Parties shall pay and discharge when due all claims of creditors asserted against Buyer or the Purchased Assets by reason of such noncompliance, shall indemnify and hold harmless Buyer and the Purchased Assets against the same, and shall take promptly all necessary actions required to remove any Encumbrance which may be placed upon any of the Purchased Assets by reason of such noncompliance.
13.8 Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail or by a nationally-recognized overnight delivery courier. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by overnight delivery courier to, the address set forth below, unless such address is changed by notice to the other Party hereto:
If to Buyer or Parent:
c/o CSS Industries, Inc.
1845 Walnut Street
Philadelphia, PA 19103
Attention: William G. Kiesling, Vice President – Legal and Human Resources

If to any Seller Party:
Hampshire Paper Corp. (or as renamed after Closing)
24 Powers Street
Milford, NH 03055
or, subsequent to the corporate dissolution of Seller, to each Shareholder at the following addresses:
Peter B. Stepanek
18 Chestnut Hill Road
Amherst, NH 03031
Michael J. Stepanek
35 South Merrimack Rd.
Hollis, NH  03049
with a required copy to:
Coolidge & Graves, PLLC
39 Central Square, Suite 173
Keene, NH 03431
Attention: Lawrence D.W. Graves, Esq.
13.9 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without regard to its provisions concerning conflict of laws.
13.10 Counterparts. This Agreement may be executed in two or more counterparts and by facsimile, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the day and year first written above.

BUYER: GRANITE ACQUISITION CORP.
By:	/s/ Christopher J. Munyan
Name:
Title:
PARENT: LION RIBBON COMPANY, INC.
By:	/s/ Clifford E. Pietrafitta
Name:
Title:
SELLER: HAMPSHIRE PAPER CORP.
By:	/s/ Peter B. Stepanek
	Name:	Peter B. Stepanek
	Title:	President
SHAREHOLDERS:
/s/ Peter B. Stepanek
Peter B. Stepanek

/s/ Michael J. Stepanek
Michael J. Stepanek